Exhibit 10.10

APACHE CORPORATION

401(k) SAVINGS PLAN

Effective May 1, 2013	Prepared May 13, 2013

Table of Contents

ARTICLE I DEFINITIONS		1

1.1	Account Owner	1
1.2	Accounts	1
1.3	Affiliated Entity	1
1.4	Alternate Payee	1
1.5	Annual Addition	1
1.6	Catch-Up Contributions	2
1.7	Code	2
1.8	Committee	2
1.9	Company	2
1.10	Company Contributions	2
1.11	Company Discretionary Contributions	2
1.12	Company Matching Contributions	2
1.13	Company Stock	2
1.14	Compensation	2
1.15	Covered Employee	4
1.16	Disability	5
1.17	Domestic Relations Order	5
1.18	Employee	5
1.19	ERISA	5
1.20	Five-Percent Owner	5
1.21	401(k) Contributions	6
1.22	Highly Compensated Employee	6
1.23	Key Employee	6
1.24	Lapse in Apache Employment	6
1.25	Limitation Year	6
1.26	Non-Highly Compensated Employee	6
1.27	Non-Key Employee	6
1.28	Normal Retirement Age	6
1.29	NQ Plan	6
1.30	Participant	6
1.31	Participant Contributions	7
1.32	Period of Service	7
1.33	Plan Year	7
1.34	QDRO	7
1.35	QMAC	7
1.36	QNECs	7
1.37	Required Beginning Date	7
1.38	Restorative Plan	7
1.39	Roth Catch-Up Contributions	8
1.40	Roth Contributions	8
1.41	Roth Rollover Contribution	8
1.42	Rollover Contribution	8
1.43	Spouse	8
1.44	Termination of Employment	8
1.45	Termination From Service Date	8
1.46	Valuation Date	8

ARTICLE II PARTICIPATION		8

2.1	Participation-Required Service.	8
2.2	Enrollment Procedure.	8

ARTICLE III CONTRIBUTIONS		9

3.1	Company Contributions.	9
3.2	Participant Contributions.	10
3.3	Return of Contributions.	14
3.4	Limitation on Annual Additions.	14
3.5	Contribution Limits for Highly Compensated Employees (ADP Test).	14
3.6	Contribution Limits for Highly Compensated Employees (ACP Test).	15
3.7	QNECs.	17
3.8	QMACs.	17

ARTICLE IV INTERESTS IN THE TRUST FUND		18

4.1	Participants’ Accounts.	18
4.2	Valuation of Trust Fund.	18
4.3	Allocation of Increase or Decrease in Net Worth.	19

ARTICLE V AMOUNT OF BENEFITS		19

5.1	Vesting Schedule.	19
5.2	Vesting After a Lapse in Apache Employment.	20
5.3	Calculating Service.	20
5.4	Forfeitures.	21
5.5	Transfers - Portability.	22

ARTICLE VI DISTRIBUTION OF BENEFITS		22

6.1	Beneficiaries.	22
6.2	Consent.	23
6.3	Distributable Amount.	23
6.4	Manner of Distribution.	24
6.5	In-Service Withdrawals.	24
6.6	Time of Distribution.	25
6.7	Direct Rollover Election.	27

ARTICLE VII LOANS		29

7.1	Availability	29
7.2	Number of Loans	29
7.3	Loan Amount	29
7.4	Interest	29
7.5	Repayment.	30
7.6	Default	30
7.7	Administration	30

ARTICLE VIII ALLOCATION OF RESPONSIBILITIES-NAMED FIDUCIARIES		30

8.1	No Joint Fiduciary Responsibilities.	30

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8.2	The Company.	30
8.3	The Trustee.	31
8.4	The Committee-Plan Administrator.	31
8.5	Committee to Construe Plan.	31
8.6	Organization of Committee.	31
8.7	Agent for Process.	31
8.8	Indemnification of Committee Members.	31
8.9	Conclusiveness of Action.	32
8.10	Payment of Expenses.	32

ARTICLE IX TRUST AGREEMENT – INVESTMENTS		32

9.1	Trust Agreement.	32
9.2	Plan Expenses.	32
9.3	Investments.	32

ARTICLE X TERMINATION AND AMENDMENT		33

10.1	Termination of Plan or Discontinuance of Contributions.	33
10.2	Allocations upon Termination or Discontinuance of Company Contributions.	33
10.3	Procedure upon Termination of Plan or Discontinuance of Contributions.	33
10.4	Amendment by Apache.	34

ARTICLE XI PLAN ADOPTION BY AFFILIATED ENTITIES		34

11.1	Adoption of Plan.	34
11.2	Agent of Affiliated Entity.	34
11.3	Disaffiliation and Withdrawal from Plan.	34
11.4	Effect of Disaffiliation or Withdrawal.	35
11.5	Actions upon Disaffiliation or Withdrawal.	35

ARTICLE XII TOP-HEAVY PROVISIONS		35

12.1	Application of Top-Heavy Provisions.	35
12.2	Determination of Top-Heavy Status.	35
12.3	Special Vesting Rule.	36
12.4	Special Minimum Contribution.	36
12.5	Change in Top-Heavy Status.	36

ARTICLE XIII MISCELLANEOUS		36

13.1	Right to Dismiss Employees-No Employment Contract.	36
13.2	Claims Procedure.	37
13.3	Source of Benefits.	38
13.4	Exclusive Benefit of Employees.	38
13.5	Forms of Notices.	38
13.6	Failure of Any Other Entity to Qualify.	38
13.7	Notice of Adoption of the Plan.	38
13.8	Plan Merger.	38
13.9	Inalienability of Benefits-Domestic Relations Orders.	39
13.10	Payments due Minors or Incapacitated Individuals.	42
13.11	Uniformity of Application.	42
13.12	Disposition of Unclaimed Payments.	42
13.13	Applicable Law.	42

ARTICLE XIV MATTERS AFFECTING COMPANY STOCK		42

14.1	Voting, Etc.	42
14.2	Notices.	42
14.3	Retention/Sale of Company Stock and Other Securities.	43
14.4	Tender Offers.	43
14.5	Stock Rights.	43
14.6	Other Rights Appurtenant to the Company Stock.	44
14.7	Information to Trustee.	44
14.8	Information to Account Owners.	44
14.9	Expenses.	45
14.10	Former Account Owners.	45
14.11	No Recommendations.	45
14.12	Trustee to Follow Instructions.	45
14.13	Confidentiality.	46
14.14	Investment of Proceeds.	46
14.15	Independent Fiduciary.	46
14.16	Method of Communications.	46

ARTICLE XV UNIFORMED SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT OF 1994		47

15.1	General.	47
15.2	While a Serviceman.	47
15.3	Expiration of USERRA Reemployment Rights.	48
15.4	Return From Uniformed Service.	49

Appendix A — Participating Companies

Appendix B — Hadson Energy Resources Company

Appendix C — Corporate Transactions

Appendix D —DEKALB Energy Company / Apache Canada Ltd.

Appendix E — Mariner Energy, Inc.

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APACHE CORPORATION

401(k) SAVINGS PLAN

PREAMBLE

Apache Corporation, a Delaware corporation (“Apache”), maintains this profit sharing plan (the “Plan”), which is intended to be qualified under Code §401(a), and which contains a cash or deferred arrangement that is intended to be qualified under Code §401(k).

The Plan was restated to reflect the plan document for which the IRS issued a favorable determination letter on October 28, 2010. The Plan was subsequently restated to incorporate the four Plan amendments that were not covered by the favorable determination letter and to eliminate several special effective dates for certain provisions. This restatement adds Roth contributions and makes other minor changes. This restatement is effective as of May 1, 2013.

Each Appendix to this Plan is a part of the Plan document. It is intended that an Appendix will be used, among other things, to (1) describe which business entities are actively participating in the Plan, (2) describe any special participation, eligibility, vesting, or other provisions that apply to the employees of a business entity, (3) describe any special provisions that apply to Participants affected by a designated corporation transaction, and (4) describe any special distribution rules that apply to directly transferred benefits from other plans.

ARTICLE I

Definitions

The following words and phrases shall have the meaning set forth below:

1.1	Account Owner

“Account Owner” means a Participant who has an Account balance, an Alternate Payee who has an Account balance, or a beneficiary who has obtained an interest in the Account(s) of the previous Account Owner because of the previous Account Owner’s death.

1.2	Accounts

“Accounts” means the various Participant accounts established pursuant to section 4.1.

1.3	Affiliated Entity

“Affiliated Entity” means:

(a)	For all purposes of the Plan except those listed in subsection (b), the term “Affiliated Entity” means any legal entity that is treated as a single employer with Apache pursuant to Code §414(b), §414(c), §414(m), or §414(o).

(b)	For purposes of determining Annual Additions under section 1.5, limiting Annual Additions to a Participant’s Account(s) under section 3.4, and construing the defined terms as they are used in sections 1.5 and 3.4 (such as “ Compensation” and “Employee”), the term “Affiliated Entity” means any legal entity that is treated as a single employer with Apache pursuant to Code §414(m) or §414(o), and any legal entity that would be an Affiliated Entity pursuant to Code §414(b) or §414(c) if the phrase “more than 50%” were substituted for the phrase “at least 80%” each place it occurs in Code §1563(a)(1).

1.4	Alternate Payee

“Alternate Payee” means a Participant’s Spouse, former spouse, child, or other dependent who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to such Participant.

1.5	Annual Addition

“Annual Addition” means the allocations to a Participant’s Account(s) for any Limitation Year, as described in detail below.

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(a)	Annual Additions shall include: (i) Company Contributions (except as provided in paragraphs (b)(iii) and (b)(v)) to this Plan and Company contributions to any other defined contribution plan maintained by the Company or any Affiliated Entity, including Company Matching Contributions forfeited to satisfy the ACP test of section 3.6, (ii) after-tax contributions to any other defined contribution plan maintained by the Company or an Affiliated Entity; (iii) 401(k) Contributions to this Plan and similar contributions to any other defined contribution plan maintained by the Company or an Affiliated Entity, including any such contributions distributed to satisfy the ADP test of section 3.5; (iv) forfeitures allocated to a Participant’s Account(s) in this Plan and any other defined contribution plan maintained by the Company or any Affiliated Entity (except as provided in paragraphs (b)(iii) and (b)(v) below); (v) all amounts paid or accrued to a welfare benefit fund as defined in Code §419(e) and allocated to the separate account (under the welfare benefit fund) of a Key Employee to provide post-retirement medical benefits; and (vi) contributions allocated on the Participant’s behalf to any individual medical account as defined in Code §415(l)(2).

(b)	Annual Additions shall not include: (i) Rollover Contributions to this Plan or rollovers to any other defined contribution plan maintained by the Company or an Affiliated Entity; (ii) repayments of loans made to a Participant from a qualified plan maintained by the Company or any Affiliated Entity; (iii) repayments of forfeitures for rehired Participants, as described in Code §411(a)(7)(B) and §411(a)(3)(D); (iv) direct transfers of employee contributions from one qualified plan to any qualified defined contribution plan maintained by the Company or any Affiliated Entity; (v) repayments of forfeitures of missing individuals pursuant to section 13.12; (vi) salary deferrals by a returning Serviceman within the meaning of Code §414(u)(2)(C) that are attributable to a different Plan Year, (vii) Catch-Up Contributions, or (viii) Roth Catch-Up Contributions.

1.6	Catch-Up Contributions

“Catch-Up Contributions” means those contributions made to the Plan by the Company, at the election of the Participant pursuant to subsection 3.2(b) that meet the requirements of Code §414(v).

1.7	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings in effect thereunder from time to time.

1.8	Committee

“Committee” means the administrative committee provided for in section 8.4.

1.9	Company

“Company” means Apache, any successor thereto, and any Affiliated Entity that adopts the Plan pursuant to Article XI. Each Company is listed in Appendix A.

1.10	Company Contributions

“Company Contributions” means all contributions to the Plan made by the Company pursuant to section 3.1 for the Plan Year.

1.11	Company Discretionary Contributions

“Company Discretionary Contributions” means all contributions to the Plan made by the Company pursuant to subsection 3.1(a) for the Plan Year.

1.12	Company Matching Contributions

“Company Matching Contributions” means all contributions to the Plan made by the Company pursuant to subsection 3.1(b) for the Plan Year.

1.13	Company Stock

“Company Stock” means shares of the $0.625 par value common stock of Apache.

1.14	Compensation

“Compensation” means:

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(a)	Compensation for Annual Additions.

(i)	Items Included. For purposes of determining the limitation on Annual Additions under section 3.4, Compensation means those amounts reported as “wages, tips, other compensation” on Form W-2 by Apache or an Affiliated Entity elective contributions that would have been reported as “wages, tips, other compensation” on Form W-2 by Apache or an Affiliated Entity but for an election under Code §125(a), §132(f)(4), §402(e)(3), §402(h)(1)(B), §402(k), or §457(b). The Plan shall ignore any rules that limit the remuneration included in “wages, tips, other compensation” based on the nature or location of the employment or the services performed.

(ii)	Timing Restrictions. Compensation includes amounts that are paid or made available to the Participant during the Limitation Year. Compensation does not include amounts paid after a Participant’s termination of employment except that Compensation does include (A) amounts included in the final payment of his regular compensation for services provided before his termination (including regular pay, overtime, shift differential, commissions, bonuses, and similar payments), but only if the amounts are paid during the Limitation Year in which the termination occurred or, if later, within 2 1⁄2 months of his termination, (B) the cash-out of any paid time off that the former employee would have been able to use had his employment continued, but only if such amount is paid during the Limitation Year in which the termination occurs or, if later, within 2 1⁄2 months of his termination, and (C) payments from an unfunded nonqualified deferred compensation plan (1) that are includible in the Participant’s gross income (2) that are paid during the Limitation Year in which the termination occurred or, if later, within 2 1⁄2 months of the termination, and (3) that would have been paid on such date(s) if the Participant had continued in employment.

(b)	Compensation for Top-Heavy Minimum Contributions and Identifying Highly Compensated Employees and Key Employees. For purposes of determining the minimum contribution under section 11.4 when the Plan is top-heavy, and for identifying Highly Compensated Employees and Key Employees, Compensation means the amounts that would be included as Compensation under subsection (a) if every occurrence of the phrase “Limitation Year” were replaced by the phrase “Plan Year.”

(c)	Code §414(s) Compensation. For purposes of the ADP and ACP tests under sections 3.5 and 3.6, and for purposes of allocating QNECs under subsection 3.7(c) and QMACs under subsection 3.8(c), Compensation means any definition of compensation for a Plan Year, as selected by the Committee, that satisfies the requirements of Code §414(s) and the regulations promulgated thereunder. The definition of Compensation used in one Plan Year may differ from the definition used in another Plan Year.

(d)	Benefit Compensation. For purposes of determining and allocating Company Discretionary Contributions under subsection 3.1(a), Compensation generally means regular compensation paid by the Company.

(i)	Inclusions. Specifically, Compensation includes:

(A)	Regular salary or wages,

(B)	Overtime pay,

(C)	The regular annual bonus (unless all or a portion is excluded by the Committee before the regular annual bonus is paid) and any other bonus designated by the Committee,

(D)	Salary reductions pursuant to this Plan,

(E)	Salary reductions that are excludable from an Employee’s gross income pursuant to Code §125 or §132(f)(4), and

(F)	Amounts contributed as salary deferrals to the NQ Plan or the Restorative Plan.

(ii)	Exclusions. Compensation excludes:

(A)	Commissions,

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(B)	Severance pay,

(C)	Moving expenses,

(D)	Any gross-up of moving expenses to account for increased income or employment taxes,

(E)	Foreign service premiums paid as an inducement to work outside of the United States,

(F)	Credits or benefits under this Plan (except as provided in subparagraph (i)(D)) and credits or benefits under the Apache Corporation Money Purchase Retirement Plan,

(G)	Other contingent compensation,

(H)	Any amount relating to the granting of a stock option by the Company or an Affiliated Entity, the exercise of such a stock option, or the sale or deemed sale of any shares thereby acquired,

(I)	Contributions to any other fringe benefit plan (including, but not limited to, overriding royalty payments or any other exploration-related payments),

(J)	Any bonus other than a bonus described in subparagraph (i)(C), and

(K)	Except as provided under subparagraph (i)(F), any benefit accrued under, or any payment from, any nonqualified plan of deferred compensation.

(iii)	Timing Issues. Compensation includes amounts that are paid to the Employee during that portion of a Plan Year while the Employee is a Covered Employee. Compensation does not include amounts paid after an Employee’s termination of employment, except that Compensation does include (A) amounts included in the final payment of his regular compensation for services provided before his termination (including regular pay, overtime, shift differential, commissions, bonuses, and similar payments), but only if the amounts are paid during the Plan Year in which the termination occurred or, if later, within 2 1⁄2 months of his termination and (B) any cash-out of accrued vacation time that the former employee would have been able to use had he continued in employment that is paid to him during the Plan Year in which the termination occurred or, if later, within 2 1⁄2 months of his termination.

(e)	Deferral Compensation. For purposes of determining Participant Contributions under section 3.2 and for purposes of determining and allocating Company Matching Contributions under subsection 3.1(b), Compensation means Compensation as defined in subsection (d), but only including amounts paid after the Employee has satisfied the eligibility requirements of subsection 2.1(a).

(f)	Limit on Compensation. For all purposes of subsection (a), for purposes of calculating the minimum contribution required in top-heavy years under subsection (b), for all purposes of subsections (c) and (d), and for purposes of determining the allocation of Company Matching Contributions under subsection (e), the Compensation taken into account for the Limitation Year or Plan Year shall not exceed the dollar limit specified in Code §401(a)(17) in effect for the Limitation Year or Plan Year.

1.15	Covered Employee

“Covered Employee” means any Employee of the Company, with the following exceptions.

(a)	Any individual directly employed by an entity other than the Company shall not be a Covered Employee, even if such individual is considered a common-law employee of the Company or is treated as an employee of the Company pursuant to Code §414(n).

(b)	An Employee shall not be a Covered Employee unless he is either based in the U.S. or on the U.S. payroll. An individual is not an Eligible Employee even if he is on the U.S. payroll if (i) he is neither a U.S. citizen nor U.S. resident, and (ii) he performs no services for Apache or any Affiliated Entity in the U.S. (in other words, third country nationals are not Eligible Employees).

(c)	An Employee included in a unit of Employees covered by a collective bargaining agreement shall not be a Covered Employee unless the collective bargaining agreement specifically provides for such Employee’s participation in the Plan.

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(d)	An Employee whose job is classified as “temporary” shall be a Covered Employee only after he has worked for the Company and Affiliated Entities for six consecutive months.

(e)	An Employee shall not be a Covered Employee while he is classified as an “intern,” a “consultant,” or an “independent contractor.” An Employee may be classified as an “intern” only if he is currently enrolled (or the Company expects him to be enrolled within the next 12 months) in a high school, college, or university. An Employee may be classified as an intern even if he does not receive academic course credit from his school for this employment with the Company.

(f)	An individual who is employed pursuant to a written agreement with an agency or other third party for a specific job assignment or project shall not be a Covered Employee.

1.16	Disability

“Disability” means a physical or mental condition that qualifies the Employee for long-term disability payments under Apache’s Long-Term Disability Plan.

1.17	Domestic Relations Order

“Domestic Relations Order” means any judgment, decree, or order (including approval of a property settlement agreement) issued by a court of competent jurisdiction that relates to the provisions of child support, alimony or maintenance payments, or marital property rights to a Participant’s Spouse, former spouse, child, or other dependent and is made pursuant to a state domestic relations law (including a community property law).

1.18	Employee

“Employee” means each individual who performs services for the Company or an Affiliated Entity and whose wages are subject to withholding by the Company or an Affiliated Entity. The term “Employee” includes only individuals currently performing services for the Company or an Affiliated Entity, and excludes former Employees who are still being paid by the Company or an Affiliated Entity (whether through the payroll system, through overriding royalty payments, through exploration-related payments, severance, or otherwise). The term “Employee” also includes any individual who provides services to the Company or an Affiliated Entity pursuant to an agreement between the Company or an Affiliated Entity and a third party that employs the individual, but only if the individual has performed such services for the Company or an Affiliated Entity on a substantially full-time basis for at least one year and only if the services are performed under the primary direction or control by the Company or an Affiliated Entity; provided, however, that if the individuals included as Employees pursuant to the first part of this sentence constitute 20% or less of the Non-Highly Compensated Employees of the Company and Affiliated Entities, then any such individuals who are covered by a qualified plan that is a money purchase pension plan that provides a nonintegrated employer contribution rate for each participant of at least 10% of compensation, that provides for full and immediate vesting, and that provides immediate participation for each employee of the third party (other than those who perform substantially all of their services for the third party and other than those whose compensation from the third party during each of the four preceding plan years was less than $1000) shall not be considered an Employee.

1.19	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings in effect thereunder from time to time.

1.20	Five-Percent Owner

“Five-Percent Owner” means:

(a)	With respect to a corporation, any individual who owns (either directly or indirectly according to the rules of Code §318) more than 5% of the value of the outstanding stock of the corporation or stock processing more than 5% of the total combined voting power of all stock of the corporation.

(b)	With respect to a non-corporate entity, any individual who owns (either directly or indirectly according to rules similar to those of Code §318) more than 5% of the capital or profits interest in the entity.

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(c)	An individual shall be a Five-Percent Owner for a particular year if such individual is a Five-Percent Owner at any time during such year.

1.21	401(k) Contributions

“401(k) Contributions” means those contributions made to the Plan by the Company, at the election of the Participant pursuant to subsection 3.2(a), that are excludable from the Participant’s gross income under Code §401(k) and §402(e)(3).

1.22	Highly Compensated Employee

“Highly Compensated Employee” means, for each Plan Year, an Employee who (a) was in the “top-paid group” during the immediately preceding Plan Year and had Compensation of $80,000 (as adjusted by the Secretary of the Treasury) or more during the immediately preceding Plan Year, or (b) is a Five-Percent Owner during the current Plan Year, or (c) was a Five-Percent Owner during the immediately preceding Plan Year. The term “top-paid group” means the top 20% of Employees when ranked on the basis of Compensation paid during the year. In determining the number of Employees in the top-paid group, the Committee may elect to exclude Employees with less than six (or some smaller number of) months of service at the end of the year, Employees who normally work less than 17 1⁄2 (or some fewer number of) hours per week, Employees who normally work less than six (or some fewer number of) months during any year, Employees younger than 21 (or some younger age) on the last day of the year, and Employees who are nonresident aliens who receive no earned income (within the meaning of Code §911(d)(2)) from Apache or an Affiliated Entity that constitutes income from sources within the United States (within the meaning of Code §861(a)(3)). Furthermore, an Employee who is a nonresident alien who receives no earned income (within the meaning of Code §911(d)(2)) from Apache or an Affiliated Entity that constitutes income from sources within the United States (within the meaning of Code §861(a)(3)) during the year shall not be in the top-paid group for that year.

1.23	Key Employee

“Key Employee” means an individual described in Code §416(i)(1) and the regulations promulgated thereunder.

1.24	Lapse in Apache Employment

“Lapse in Apache Employment” means a Lapse in Apache Employment as defined in subsection 5.3(c).

1.25	Limitation Year

“Limitation Year” means the calendar year.

1.26	Non-Highly Compensated Employee

“Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

1.27	Non-Key Employee

“Non-Key Employee” means an Employee who is not a Key Employee.

1.28	Normal Retirement Age

“Normal Retirement Age” means age 65.

1.29	NQ Plan

“NQ Plan” means the Non-Qualified Retirement/Savings Plan of Apache Corporation.

1.30	Participant

“Participant” means any individual with an account balance under the Plan except beneficiaries and Alternate Payees. The term “Participant” shall also include any Covered Employee who has satisfied the eligibility requirements of section 2.1, but who does not yet have an account balance.

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1.31	Participant Contributions

“Participant Contributions” means 401(k) Contributions, Catch-Up Contributions, Roth Contributions, and Roth Catch-Up Contributions.

1.32	Period of Service

“Period of Service” means a Period of Service as defined in subsection 5.3(a).

1.33	Plan Year

“Plan Year” means the 12-month period on which the records of the Plan are kept, which shall be the calendar year.

1.34	QDRO

“QDRO,” which is an acronym for qualified domestic relations order, means a Domestic Relations Order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Participant under the Plan and with respect to which the requirements of Code §414(p) and ERISA §206(d)(3) are met.

1.35	QMAC

“QMAC,” which is an acronym for qualified matching contribution, means any contribution to the Plan made by the Company that the Company designates as a QMAC, or any portion of the forfeitures designated as a QMAC under subsection 5.4(d). A QMAC must satisfy the requirements of section 3.8.

1.36	QNECs

“QNEC,” which is an acronym for qualified non-elective contribution, means any contribution to the Plan made by the Company that the Company designates as a QNEC, or any portion of the forfeitures designated as a QNEC under subsection 5.4(d). A QNEC must satisfy the requirements of section 3.7.

1.37	Required Beginning Date

“Required Beginning Date” means:

(a)	Excepted as provided in subsections (b), (c), and (d), Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1⁄2, or (ii) the calendar year in which the Participant terminates employment with Apache and all Affiliated Entities.

(b)	For a Participant who is both an Employee and a Five-Percent Owner of Apache or an Affiliated Entity, the term “Required Beginning Date” means April 1 of the calendar year following the calendar year in which the Five-Percent Owner attains age 70 1⁄2. If an Employee older than 70 1⁄2 becomes a Five-Percent Owner, his Required Beginning Date shall be April 1 of the calendar year following the calendar year in which he becomes a Five-Percent Owner.

(c)	Before January 1, 1997, an Employee who was not a Five-Percent Owner may have had a Required Beginning Date. Beginning January 1, 1997, such an Employee shall be treated as if he has not yet had a Required Beginning Date, with the result that his minimum required distributions under subsection 6.6(c) will be zero until his new Required Beginning Date. His new Required Beginning Date shall be determined pursuant to subsections (a) and (b).

(d)	If a Participant is rehired after his Required Beginning Date, and he is not a Five-Percent Owner, he shall be treated upon rehire as if he has not yet had a Required Beginning Date, with the result that his minimum required distributions under subsection 6.6(c) will be zero until his new Required Beginning Date. His new Required Beginning Date shall be determined pursuant to subsection (a).

1.38	Restorative Plan

“Restorative Plan” means the Apache Corporation Non-Qualified Restorative Retirement Savings Plan.

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1.39	Roth Catch-Up Contributions

“Roth Catch-Up Contributions” means Participant Contributions made pursuant to subsection 3.2(b) that would be Catch-Up Contributions but for the fact that the Participant elected to characterize them as designated Roth contributions within the meaning of Code §402A(c)(1).

1.40	Roth Contributions

“Roth Contributions” means Participant Contributions made pursuant to subsection 3.2(a) that would be 401(k) Contributions but for the fact that the Participant elected to characterize them as designated Roth contributions within the meaning of Code §402A(c)(1). The term “Roth Contributions” does not include any Roth Catch-up Contributions.

1.41	Roth Rollover Contribution

“Roth Rollover Contribution” means any contribution that is rolled over to this Plan pursuant to subsection 3.2(d) that is comprised of designated Roth contributions within the meaning of Code §402A(c)(1) and the earnings thereon.

1.42	Rollover Contribution

“Rollover Contribution” means any contribution that is rolled over to this Plan pursuant to subsection 3.2(d) other than Roth Rollover Contributions.

1.43	Spouse

“Spouse” means the individual of the opposite sex to whom a Participant is lawfully married according to the laws of the state of the Participant’s domicile.

1.44	Termination of Employment

“Termination of Employment” means a severance from employment within the meaning of Code §401(k)(2)(b)(i)(I), and which therefore generally means the date a Participant ceases to be an Employee.

1.45	Termination From Service Date

“Termination From Service Date” means the Termination From Service Date defined in subsection 5.3(b).

1.46	Valuation Date

“Valuation Date” means the last day of each Plan Year and any other dates as specified in section 4.2 as of which the assets of the Trust Fund are valued at fair market value and as of which the increase or decrease in the net worth of the Trust Fund is allocated among the Participants’ Accounts.

ARTICLE II

Participation

2.1	Participation - Required Service.

(a)	Participant Contributions. A Covered Employee shall be eligible to begin making Participant Contributions and receiving an allocation of Company Matching Contributions as of the first day of the first pay period of the month that begins after the day the Employee becomes a Covered Employee.

(b)	Company Discretionary Contributions. Each Covered Employee shall be eligible to participate in the Plan with respect to the Company Discretionary Contribution provided by subsection 3.1(a) on the day the Employee first becomes a Covered Employee.

2.2	Enrollment Procedure.

Notwithstanding section 2.1, a Covered Employee shall not be eligible to participate in the Plan until after completing the enrollment procedures specified by the Committee. Such enrollment procedures may, for example, require the Covered Employee to complete and sign an enrollment form or to complete a voice-response telephone enrollment or an online enrollment. The Covered Employee shall provide all information requested by the Committee, such as the initial investment direction, the address and date of birth of the Employee, and the initial rate of the Participant Contributions. An election to make Participant Contributions

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shall not be effective until after the Covered Employee has properly completed the enrollment procedures. The Committee may require that the enrollment procedure be completed a certain number of days prior to the date that a Covered Employee actually begins to participate.

ARTICLE III

Contributions

The only contributions that can be made to the Plan are Company Contributions pursuant to section 3.1, Plan expenses that are paid by the Company or Account Owner, Participant Contributions and Rollover Contributions and Roth Rollover Contributions pursuant to section 3.2, and loan repayments pursuant to Article VII.

3.1	Company Contributions.

(a)	Company Discretionary Contributions. For each Plan Year, the Company shall contribute to the Trust Fund such amount of Company Discretionary Contributions that the Company, in its sole discretion, determines to contribute. The Company may elect to treat any available forfeitures as Company Discretionary Contributions, pursuant to subsection 5.4(d). Company Discretionary Contributions shall be allocated to each “eligible Participant” in proportion to the eligible Participant’s Compensation. For purposes of this subsection, an “eligible Participant” is a Participant who was a Covered Employee on one or more days during the Plan Year and who was employed by the Company or an Affiliated Entity on the last business day of the Plan Year. Company Discretionary Contributions shall be allocated to Company Contributions Accounts, except for those Company Discretionary Contributions that are designated as QNECs pursuant to subsection 3.7(b), which shall be allocated to Participant Contributions Accounts.

(b)	Company Matching Contributions.

(i)	Standard Match. As of the last day of the Plan Year, the Committee shall make the final allocation of Company Matching Contributions (including such forfeitures occurring during the Plan Year that are treated as Company Matching Contributions pursuant to subsection 5.4(d)) to each Participant who made Participant Contributions during the Plan Year as follows. Each Participant’s allocation shall be equal to his Participant Contributions for the Plan Year, up to a maximum allocation of 8% of his Compensation. The Committee may make interim allocations of Company Matching Contributions during the Plan Year, reflecting the allocation earned thus far in the Plan Year.

(ii)	Additional Match.

(A)	The Company may elect to contribute an amount, in addition to the amount specified in paragraph (i), that is allocated in proportion to the amount described in paragraph (i). For example, each Participant’s allocation may be equal to 110% of his Participant Contributions for the Plan Year, up to a maximum allocation of 8.8% of his Compensation.

(B)	If either nondiscrimination tests described in sections 3.5 and 3.6 is not satisfied for a Plan Year, the Company may elect to contribute an additional amount, or it may elect to use any forfeitures occurring during the Plan Year, as an extra Company Matching Contribution for the Plan Year. The extra Company Matching Contribution under this subparagraph shall be designated as a QMAC and allocated pursuant to section 3.8

(iii)	Coordination With Code §401(a)(17). Company Matching Contributions in a Plan Year shall accrue only on Participant Contributions up to 8% of the Code §401(a)(17) limit for that Plan Year. Any Company Matching Contributions allocated during the Plan Year in which they were accrued shall be allocated on a temporary basis only; the allocation shall become final after the Committee verifies that the allocation complies with the terms of the Plan, including the limits of Code §401(a)(17). Any reduction in the allocation to comply with Code §401(a)(17), adjusted to reflect investment experience, shall be used as specified in subsection 5.4(d).

(iv)	Accounts. Company Matching Contributions shall be allocated to Company Contributions Accounts, except for those Company Matching Contributions that are designated as QMACs under section 3.8, which shall be allocated to Participant Contributions Accounts.

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(c)	Miscellaneous Contributions.

(i)	Forfeiture Restoration. The Company may make additional contributions to the Plan to restore amounts forfeited from the Company Contributions Accounts of certain rehired Participants, pursuant to section 5.4. This additional contribution shall be required only when the available forfeitures are insufficient to restore such forfeited amounts, as described in subsection 5.4(d). This contribution shall be allocated to the Participant’s Company Contributions Account.

(ii)	Top Heavy Contribution. The Company may make additional contributions to the Plan to satisfy the minimum contribution required by section 12.4. The Company may elect to use any available forfeitures for this purpose, pursuant to subsection 5.4(d).

(iii)	Missing Individuals. The Company may make additional contributions to the Plan to restore the forfeited benefit of any missing individual, pursuant to section 13.12. This additional contribution shall be required only when the available forfeitures are insufficient to restore such forfeited amounts, as described in subsection 5.4(d).

(iv)	Non-Discrimination Testing. The Company may make QNECs to the Plan to enable the Plan to satisfy the ADP and ACP tests of sections 3.5 and 3.6. The Company may elect to treat any available forfeitures as QNECs, pursuant to subsection 5.4(d). QNECs shall be allocated to Participant Contributions Accounts.

(v)	Returning Servicemen. The Company may make additional contributions to the Plan to provide make-up contributions for returning servicemen, pursuant to section 15.4.

(d)	Contributions Contingent on Deductibility. The Company Contributions for a Plan Year (excluding forfeitures and contributions pursuant to paragraph 3.1(c)(v) shall not exceed the amount allowable as a deduction for Apache’s taxable year ending with or within the Plan Year pursuant to Code §404. The amount allowable as a deduction under Code §404 shall include carry forwards of unused deductions for prior years. If the Code §404 deduction limit would be exceeded for any Plan Year, the Plan contributions shall be reduced, in the following order, until the Plan contributions equal the Code §404 deduction limit: first, the Company Matching Contributions for those Highly Compensated Employees who are eligible to participate in either the NQ Plan or the Restorative Plan; second, all but $1 of the Company Discretionary Contributions for those Highly Compensated Employees who are eligible to participate in either the NQ Plan or the Restorative Plan; third, any remaining Company Matching Contribution; fourth, any remaining Company Discretionary Contributions. Company Contributions other than QNECs, QMACs, and contributions pursuant to paragraph 3.1(c)(v) shall be paid to the Trustee no later than the due date (including any extensions) for filing the Company’s federal income tax return for such year; QNECs and QMACs shall be paid to the Trustee no later than 12 months after the close of the Plan Year; and contributions subject to paragraph 3.1(c)(v) shall be paid to the Trustee as specified in section 15.4. Company Contributions may be made without regard to current or accumulated earnings and profits; nevertheless, this Plan is intended to qualify as a “profit sharing plan” as defined in Code §401(a). The Company may pay any contribution in the form of Company Stock or cash, as the Company determines.

3.2	Participant Contributions.

(a)	401(k) Contributions and Roth Contributions.

(i)

General Rules. A Participant may elect to defer the receipt of a portion of his Compensation during the Plan Year and contribute such amounts to the Plan as 401(k) Contributions or Roth Contributions. The Committee shall determine the maximum 401(k) Contributions and Roth Contributions that a Participant may make and shall establish other administrative rules governing such contributions; for example, the Committee may require 401(k) Contributions and Roth Contributions to each be made in whole percentages of Compensation, or collectively made in whole percentage of Compensation, the Committee may allow different contribution percentages from bonuses than are allowed from regular pay, and the Committee may limit 401(k) Contributions and Roth Contributions (for the year or for the pay period or for a bonus) to a percentage of Compensation (for the year or for the pay period or for the bonus). The Company shall pay the amount deducted from the Participant’s Compensation to the Trustee

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promptly after the deduction is made. 401(k) Contributions shall be allocated to Participant Contributions Accounts, while Roth Contributions shall be allocated to Roth Contributions Accounts.

(ii)	Limitations on 401(k) Contributions and Roth Contributions.

(A)	Limit for Apache Plans. The sum of (1) 401(k) Contributions and Roth Contributions to this Plan and (2) elective deferrals (as defined in Code §402(g)(3)) and designated Roth contributions (as defined in Code §402A(c)(1)) to any other plan maintained by the Company or an Affiliated Entity shall not exceed the dollar limit in effect under Code §402(g)(1)(B) in any calendar year. The Company shall inform the Committee if such limit has been exceeded, and the excess amount allocated to this Plan. The excess amount allocated to this Plan shall be reduced by any 401(k) Contributions and Roth Contributions returned pursuant to any other provision of this Article. Any remaining excess 401(k) Contribution shall be recharacterized as a Catch-Up Contribution to the extent possible, any remaining excess Roth Contribution shall be recharacterized as a Roth Catch-Up Contribution, and any then-remaining excess amount shall be returned to the Participant as soon as administratively possible, and in no event later than April 15 of the calendar year after the calendar year in which the excess occurred. Company Matching Contributions attributable to amounts returned under this subparagraph shall be forfeited. Unmatched 401(k) Contributions will be returned first, unmatched Roth Contributions will be returned second, matched 401(k) Contributions will be returned third, and matched Roth Contributions will be returned last. The amount of Participant Contributions returned or recharacterized, and the amount of Company Matching Contributions forfeited, shall be adjusted to reflect the net increase or decrease in the net value of the Participant’s Account attributable thereto. The Committee may use any reasonable method to allocate this adjustment.

(B)	Participant Limit. If the sum of (1) the 401(k) Contributions and Roth Contributions to this Plan and (2) elective deferrals (as defined in Code §402(g)(3)) and designated Roth contributions (as defined in Code §402A(c)(1)) to any other plan exceed the dollar limit in effect under Code §402(g)(1)(B) in a calendar year, and the Participant is an Employee on the last day of the Plan Year and informs the Committee of the amount of the excess allocated to this Plan, then that amount will be reduced by any 401(k) Contributions and Roth Contributions for that calendar year that were returned pursuant to any other provision in this Article. Any remaining excess 401(k) Contribution shall be recharacterized as a Catch-Up Contribution to the extent possible, any remaining excess Roth Contributions shall be recharacterized as a Roth Catch-Up Contribution to the extent possible, and any then-remaining excess amount shall be returned to the Participant as soon as administratively possible, and in no event later than April 15 of the calendar year after the calendar year in which the excess occurred. Company Matching Contributions attributable to amounts returned under this subparagraph shall be forfeited. Unmatched 401(k) Contributions shall be returned first, unmatched Roth Contributions shall be returned second, matched 401(k) Contributions will be returned third, and matched Roth Contributions will be returned last. The amount of Participant Contributions returned or recharacterized, and the amount of Company Matching Contributions forfeited, shall be adjusted to reflect the net increase or decrease in the net value of the Participant’s Account attributable thereto. The Committee may use any reasonable method to allocate this adjustment.

(b)	Catch-Up Contributions and Roth Catch-Up Contributions.

(i)

General Rules. A Participant whose 49th birthday occurred before the first day of the Plan Year may elect to defer the receipt of a portion of his Compensation during the Plan Year and contribute such amounts to the Plan as Catch-Up Contributions or Roth Catch-Up Contributions. The Company shall pay the amount deducted from the Participant’s Compensation to the Trustee promptly after the deduction is made. The Committee shall determine after the end of each calendar year which Participant Contributions were Catch-Up Contributions or Roth

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Catch-Up Contributions and which were 401(k) Contributions or Roth Contributions. See sections 3.5 and 3.6 for instances in which Participant Contributions that would normally be characterized as 401(k) Contributions or Roth Contributions are in fact characterized as Catch-Up Contributions or Roth Catch-Up Contributions. Catch-Up Contributions shall be allocated to Participant Contributions Accounts, while Roth Catch-Up Contributions shall be allocated to Roth Contributions Accounts.

(ii)	Limitations on Catch-Up Contributions and Roth Catch-Up Contributions.

(A)	Limit for Apache Plans. The sum of (1) Catch-Up Contributions and Roth Catch-Up Contributions to this Plan and (ii) similar deferrals under Code §414(v) whether or not characterized as designated Roth contributions (as defined in Code §402A(c)(1)) to any other plan maintained by the Company or an Affiliated Entity shall not exceed the dollar limit in effect under Code §414(v)(2)(B)(i) in any calendar year. The Company shall inform the Committee if such limit has been exceeded, and the excess amount allocated to this Plan. The excess amount allocated to this Plan shall be reduced by any Catch-Up Contributions or Roth Catch-Up Contributions returned pursuant to any other provision of this Article. Any remaining excess amount shall be returned to the Participant as soon as administratively possible, and in no event later than April 15 of the calendar year after the calendar year in which the excess occurred. Company Matching Contributions attributable to amounts returned under this subparagraph shall be forfeited. Unmatched Catch-Up Contributions shall be returned first, unmatched Roth Catch-Up Contributions will be returned second, matched Catch-Up Contributions will be returned third, and matched Roth Catch-Up Contributions will be returned last. The amount of Participant Contributions returned, and the amount of Company Matching Contributions forfeited shall be adjusted to reflect the net increase or decrease in the net value of the Participant’s Account attributable thereto. The Committee may use any reasonable method to allocate this adjustment.

(B)	Participant Limit. If the sum of (1) Catch-Up Contributions and Roth Catch-Up Contributions to this Plan and similar deferrals under Code §414(v) whether or not characterized as designated Roth contributions (as defined in Code §402A(c)(1)) to any other plan exceed the dollar limit in effect under Code §414(v)(2)(B)(i) in a calendar year, and the Participant is an Employee on the last day of the Plan Year and informs the Committee of the amount of the excess allocated to this Plan, then that amount will be reduced by any Catch-Up Contributions and Roth Catch-Up Contributions for that calendar year that were returned pursuant to any other provision in this Article and any then-remaining excess amount shall be returned to the Participant as soon as administratively possible, and in no event later than April 15 of the calendar year after the calendar year in which the excess occurred. Company Matching Contributions attributable to amounts returned under this subparagraph shall be forfeited. Unmatched Catch-Up Contributions shall be returned first, unmatched Roth Catch-Up Contributions will be returned second, matched Catch-Up Contributions will be returned third, and matched Roth Catch-Up Contributions will be returned last. The amount of Participant Contributions returned, and the amount of Company Matching Contributions forfeited shall be adjusted to reflect the net increase or decrease in the net value of the Participant’s Account attributable thereto. The Committee may use any reasonable method to allocate this adjustment.

(c)	Procedures. Participant Contributions shall be made according to rules prescribed by the Committee that are consistent with the rules in this subsection.

(i)

Authorization. An individual who has become, or who is expected to shortly become, a Covered Employee may make an affirmative election to make have amounts withheld from his Compensation and to have such Participant Contributions contributed to this Plan; such Participant Contributions shall begin as soon as administratively practicable after the Participant has satisfied the waiting period described in subsection 2.1(a). In addition, an individual who becomes a Covered Employee shall be automatically enrolled in the Plan, and will make

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Participant Contributions at 8% of his Compensation, unless he affirmatively elects otherwise; the Participant Contributions will not be designated Roth contributions within the meaning of Code §402A(c)(1)), unless he affirmatively elects otherwise; the Participant shall be provided with a reasonable opportunity of at least 30 days to select a different rate of Participant Contribution and the extent to which the Participant Contributions are designated Roth contributions within the meaning of Code §402A(c)(1)); the Participant shall be notified in a sufficiently accurate and comprehensive manner that apprises the Participant of his rights and obligations, written in a manner calculated to be understood by the Participant, that explains his right to elect a contribution percentage rate that is not 8% of Compensation (and that may be 0%), that explains when such automatic contributions will begin (unless he makes an affirmative election otherwise), and that explains how such automatic Participant Contributions and the associated match will be invested. Any authorization or deemed authorization may apply only to Compensation that is not then currently available to the Participant. Such authorization or deemed authorization shall remain in effect until revoked or changed by the Participant. If an Employee makes a hardship withdrawal from his Participant Contributions Account or Roth Contributions Account under section 6.5, his contribution rate shall be immediately reduced to 0%, and shall remain at 0% for at least 6 months. To be effective, any authorization, change of authorization, change of designation of Participant Contributions as designated Roth Contributions within the meaning of Code §402A(c)(1), or notice of revocation must be filed with the Committee according to such restrictions and requirements as the Committee prescribes. The Committee shall establish procedures from time to time for Participants to change their contribution elections, which procedures shall be communicated to Participants. The Committee may establish different procedures for Participant Contributions from different types of Compensation, such as bonuses. The Committee may establish different procedures for each type of Participant Contributions. A Participant who also participates in the NQ Plan or the Restorative Plan may make a combined contribution election that applies to both this Plan and the NQ Plan or Restorative Plan; once made, such combined elections are irrevocable for the periods and the compensation described in the elections.

(ii)	Catch-Up Contributions and Roth Catch-Up Contributions. The Committee’s procedures for Catch-Up Contributions and Roth Catch-Up Contributions shall allow all Participants who can make such contributions the effective opportunity to make the same dollar amount of such contributions for the calendar year.

(iii)	Inadequate Paycheck. If the amounts withheld from a Participant’s paycheck (including, without limitation, loan repayments, Participant Contributions, taxes, contributions to the NQ Plan or the Restorative Plan, and premium payments for various benefits) are greater than the paycheck, the Committee shall establish the order in which the deductions shall be applied, with the result that Participant Contributions may be reduced below what the Participant had elected. The Committee’s procedures may also automatically increase a Participant’s Participant Contributions in subsequent pay periods to make up for any missed contributions.

(d)

Rollovers. The Plan may accept any rollover from or on behalf of a Covered Employee, subject to the following rules. The Committee shall decide from time to time which types of rollovers the Plan will accept, and the conditions under which the Plan will accept them. A rollover may be comprised of a direct transfer of an eligible rollover distribution from a qualified plan described in Code §401(a), a qualified annuity plan described in Code §403(a), an annuity contract described in Code §403(b), or an eligible plan under Code §457(b) that is maintained by an eligible employer described in Code §457(e)(1)(A) (which generally includes state or local governments), except that the rollover may not include any after-tax contributions, though a direct rollover from such sources may include designated Roth contributions within the meaning of Code §402A(c)(1) and the earnings thereon. A rollover may also be comprised of the portion of a distribution from an individual retirement account or annuity described in Code §408(a) or §408(b) that is eligible to be rolled over and that would otherwise be included in the Covered Employee’s gross income, but a rollover may not be comprised of amounts from a Roth IRA within the meaning of Code §408A(b). If the Plan accepts a contribution and subsequently determines that the contribution did not satisfy the conditions for the Plan to accept it, the Plan shall distribute such contribution, as well as the net increase or decrease in the net value of the

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Trust Fund attributable to the contribution, to the Covered Employee as soon as administratively practicable. All rollovers accepted under this subsection shall be allocated to Rollover Accounts, except for direct rollovers of designated Roth contributions within the meaning of Code §402A(c)(1) and the earning thereon, which shall be allocated to Roth Rollover Accounts.

3.3	Return of Contributions.

(a)	Mistake of Fact. Upon the request of the Company, the Trustee shall return to the Company, any Company Contribution made under a mistake of fact. The amount that shall be returned shall not exceed the excess of the amount contributed (reduced to reflect any decrease in the net worth of the appropriate Accounts attributable thereto) over the amount that would have been contributed without the mistake of fact. Appropriate reductions shall be made in the Accounts of Participants to reflect the return of any contributions previously credited to such Accounts. If the Company so requests, any contribution made under a mistake of fact shall be returned to the Company within one year after the date of payment.

(b)	Non-Deductible Contributions. Upon the request of the Company, the Trustee shall return to the Company, any Company Contribution or Participant Contribution that is not deductible under Code §404. The Company shall pay any returned Participant Contribution to the appropriate Participant or the NQ Plan or Restorative Plan, as appropriate, as soon as administratively practicable, subject to any withholding. All contributions under the Plan are expressly conditioned upon their deductibility for federal income tax purposes. The amount that shall be returned shall be the excess of the amount contributed (reduced to reflect any decrease in the net worth of the appropriate Accounts attributable thereto) over the amount that would have been contributed if there had not been a mistake in determining the deduction. Appropriate reductions shall be made in the Accounts of Participants to reflect the return of any contributions previously credited to such Accounts. Any contribution conditioned on its deductibility shall be returned within one year after it is disallowed as a deduction.

(c)	Effect of Correction. A contribution shall be returned under this section only to the extent that its return will not reduce the Account(s) of a Participant to an amount less than the balance that would have been credited to the Participant’s Account(s) had the contribution not been made.

3.4	Limitation on Annual Additions.

The Annual Additions to a Participant’s Account(s) in this Plan and to his accounts in any other defined contribution plans maintained by the Company or an Affiliated Entity for any Limitation Year shall not exceed in the aggregate the lesser of (a) $40,000 (as adjusted for inflation pursuant to Code §415(d)), or (b) 100% of the Participant’s Compensation. The limit in clause (b) shall not apply to any contribution for medical benefits (within the meaning of Code §419A(f)(2)) after separation from service that is treated as an Annual Addition.

3.5	Contribution Limits for Highly Compensated Employees (ADP Test).

(a)	Limits on Contributions. Notwithstanding any provision in this Plan to the contrary, the actual deferral percentage (“ADP”) test of Code §401(k)(3) shall be satisfied. Code §401(k) and the regulations issued thereunder are hereby incorporated by reference to the extent permitted by such regulations. In performing the ADP test for a Plan Year, the Plan will use that Plan Year’s data for the Non-Highly Compensated Employees.

(b)	Permissible Variations of the ADP Test. To the extent permitted by the regulations under Code §401(m) and §401(k), 401(k) Contributions, QMACs, and QNECs may be used to satisfy the ACP test of section 3.6 if they are not used to satisfy the ADP test. The Committee may elect to exclude from the ADP test those Non-Highly Compensated Employees who, at the end of the Plan Year, had not attained age 21 and/or whose Period of Service was less than one year.

(c)	Advanced Limitation on Participant Contributions or Company Matching Contributions. The Committee may limit the Participant Contributions of any Highly Compensated Employee (or any Employee expected to be a Highly Compensated Employee) at any time during the Plan Year, with the result that his share of Company Matching Contributions may be limited. This limitation may be made, if practicable, whenever the Committee believes that the limits of this section or sections 3.4 or 3.6 will not be satisfied for the Plan Year.

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(d)	Corrections to Satisfy Test. If the ADP test is not satisfied for the Plan Year, the Committee shall decide which one or more of the following methods shall be employed to satisfy the ADP test. All corrections shall be accomplished if possible before March 15 of the following Plan Year, and in no event later than 12 months after the close of the Plan Year.

(i)	The Committee may recommend to the Company and the Company may make QNECs and/or QMACs to the Plan, pursuant to subsections 3.7(c) and 3.8(c).

(ii)	The Committee may recommend to the Company and the Company may designate any Company Discretionary Contribution allocated to Non-Highly Compensated Employees as QNECs, pursuant to subsection 3.7(b).

(iii)	The Committee may recommend to the Company and the Company may designate any Company Matching Contributions allocated to Non-Highly Compensated Employees as QMACs, pursuant to section 3.8(b).

(iv)	401(k) Contributions of Highly Compensated Employees may be recharacterized as Catch-Up Contributions or returned to the Highly Compensated Employee, without the consent of either the Highly Compensated Employee or his Spouse, subject to the rules of subsection (f).

(v)	Roth Contributions of Highly Compensated Employees may be recharacterized as Roth Catch-Up Contributions or returned to the Highly Compensated Employee, without the consent of either the Highly Compensated Employee or his Spouse, subject to the rules of subsection (f).

(e)	Order of Correction. The method described in subsection (c) shall be employed first, during the Plan Year. If that method is not used during the Plan Year, or if the net effect of such method was insufficient for the ADP test to be satisfied, the Company has the discretion to use any one or more of the methods described in paragraphs (d)(i), (d)(ii), and (d)(iii). If the Company does not choose to make the corrections described in paragraphs (d)(i), (d)(ii), and (d)(iii), or if such corrections are insufficient to satisfy the ADP test, then the correction method described in paragraphs (d)(iv) and (d)(v) shall be used in tandem, as described in subsection (f).

(f)	Calculating the Amounts Returned or Recharacterized. If the ADP test is not satisfied, and 401(k) Contributions or Roth Contributions are returned or recharacterized pursuant to paragraph (d)(iv) or (d)(v) above, the Committee shall determine the amount to be returned or recharacterized and shall then allocate that amount among the Highly Compensated Employees pursuant to Treasury Regulations. The correction for each Highly Compensated Employee shall occur in the following order, to the extent necessary: 401(k) Contributions shall be recharacterized as Catch-Up Contributions to the extent possible, then Roth Contributions shall be recharacterized as Roth Catch-Up Contributions to the extent possible, then unmatched 401(k) Contributions shall be returned to the Participant, then unmatched Roth Contributions shall be returned to the Participant, then matched 401(k) Contributions shall be returned to the Participant and the corresponding Company Matching Contribution shall be forfeited (unless the ACP test was performed before the ADP test, and the vested Company Matching Contribution has already been returned to the Participant or the unvested Company Matching Contribution has already been forfeited, both pursuant to paragraph 3.6(c)(v)), then matched Roth Contributions shall be returned to the Participant and the corresponding Company Matching Contribution shall be forfeited (unless the ACP test was performed before the ADP test, and the vested Company Matching Contribution has already been returned to the Participant or the unvested Company Matching Contribution has already been forfeited, both pursuant to paragraph 3.6(c)(v)). The amount actually recharacterized or returned to each Highly Compensated Employee shall be adjusted to reflect as nearly as possible the actual increase or decrease in the net value of the Trust Fund attributable to the correction through the end of the Plan Year for which the correction is being made.

3.6	Contribution Limits for Highly Compensated Employees (ACP Test).

(a)	Limits on Contributions. Notwithstanding any provision in this Plan to the contrary, the actual contribution percentage (“ACP”) test of Code §401(m)(2) shall be satisfied. Code §401(m) and the regulations issued thereunder are hereby incorporated by reference to the extent permitted by such regulations. In performing the ACP test for a Plan Year, the Plan will use that Plan Year’s data for the Non-Highly Compensated Employees.

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(b)	Permissible Variations of the ACP Test. To the extent permitted by the regulations under Code §401(m) and §401(k), 401(k) Contributions, Roth Contributions, QMACs, and QNECs may be used to satisfy this test if not used to satisfy the ADP test of section 3.5. The Committee may elect to exclude from the ACP test those Non-Highly Compensated Employees who, at the end of the Plan Year, had not attained age 21 and/or whose Period of Service was for less than one year.

(c)	Corrections to Satisfy Test. If the ACP test is not satisfied, the Committee shall decide which one or more of the following methods shall be employed to satisfy the ACP test. All corrections shall be accomplished if possible before March 15 of the following Plan Year, and in no event later than 12 months after the close of the Plan Year.

(i)	The Committee may recommend to the Company and the Company may make QNECs or QMACs to the Plan, pursuant to subsections 3.7(c) and 3.8(c).

(ii)	The Committee may recommend to the Company and the Company may designate any portion of its Company Discretionary Contributions as QNECs, pursuant to subsection 3.7(b).

(iii)	The Committee may recommend to the Company and the Company may designate any portion of its Company Matching Contributions as QMACs, pursuant to subsection 3.8(b).

(iv)	The Committee may recommend to the Company and the Company may make extra Company Matching Contributions to the Plan, pursuant to paragraph 3.1(b)(ii).

(v)	The non-vested Company Matching Contributions allocated to Highly Compensated Employees as of any date during the Plan Year may be forfeited as of the last day of the Plan Year, and the vested Company Matching Contributions allocated to any Highly Compensated Employee for the Plan Year may be paid to such Highly Compensated Employee, without the consent of either the Highly Compensated Employee or his Spouse, subject to the rules of subsection (e).

(vi)	Those 401(k) Contributions and Roth Contributions that are taken into account for this ACP test for any Highly Compensated Employee may be returned to such Highly Compensated Employee, without the consent of either the Highly Compensated Employee or his Spouse, subject to the rules of subsection (e).

(d)	Order of Correction. The method described in subsection 3.5(c) shall be employed first, during the Plan Year. If that method is not used during the Plan Year, or if the net effect of such method was insufficient for the ACP test to be satisfied, the Company has the discretion to use any one or more of the methods described in paragraphs (c)(i), (c)(ii), (c)(iii) and (c)(iv). If the Company does not choose to make the corrections described in paragraphs (c)(i), (c)(ii), (c)(iii), and (c)(iv) or if such corrections are insufficient to satisfy the ACP test, then the correction methods described in paragraphs (c)(v) and (c)(vi) shall be used, as described in subsection (e).

(e)	Calculating the Corrective Reduction. If the correction methods described in paragraphs (c)(v) and (c)(vi) are to be used, the Committee shall determine the amount of the correction and then allocate that amount among the Highly Compensated Employees pursuant to Treasury Regulations. The corrections under paragraphs (c)(v) and (c)(vi) are done in tandem; thus, the correction shall be accomplished in the following order, to the extent necessary: 401(k) Contributions shall be recharacterized as Catch-Up Contributions to the extent possible, then Roth Contributions shall be recharacterized as Roth Catch-Up Contributions to the extent possible, then unmatched 401(k) Contributions shall be returned to the Participant, then unmatched Roth Contributions shall be returned to the Participant, then the vested Company Matching Contribution shall be paid to the Participant, then matched 401(k) Contributions shall be returned to the Participant and any corresponding unvested Company Matching Contribution shall be forfeited, then matched Roth Contributions shall be returned to the Participant and any corresponding unvested Company Matching Contribution shall be forfeited. The amount of the correction shall be adjusted to reflect as nearly as possible the actual increase or decrease in the net value of the Trust Fund attributable to the correction through the end of the Plan Year for which the correction is being made.

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3.7	QNECs.

(a)	Time of Payment. QNECs shall be paid to the Plan no later than 12 months after the close of the Plan Year to which they relate.

(b)	Source. The Company may designate as a QNEC all or any portion of the Company Discretionary Contribution that is allocated to Non-Highly Compensated Employees. The designation of Company Contributions as QNECs shall be made before such contributions are made to the Trust Fund. If the Company inadvertently designates any Highly Compensated Employee’s allocation as a QNEC, the designation shall be ineffective.

(c)	Allocation. The Company may make a contribution to the Plan, in addition to the Company Discretionary Contribution, that the Company designates as a QNEC. This subsection applies to such contributions. As of the last day of each Plan Year, the Committee shall allocate such QNECs for such Plan Year (including such forfeitures occurring during such Plan Year that are treated as QNECs pursuant to subsection 5.4(d)) to the Participant Contributions Accounts of those Non-Highly Compensated Employees who were Covered Employees on the last day of the Plan Year, as follows:

(i)	QNECs shall be allocated to the Participant Contributions Account of the Non-Highly Compensated Employee with the least Compensation, until either the QNECs are exhausted or the Non-Highly Compensated Employee has received the maximum QNEC allocation that can be taken into account in the ADP test or the ACP test, whichever is applicable. Under Treasury Regulation §1.401(k)-2(a)(6)(iv) or §1.401(m)-2(a)(5)(ii), the maximum QNEC allocation, for this Plan, is generally 5% of the Non-Highly Compensated Employee’s Compensation.

(ii)	Any remaining QNECs shall be allocated to the Participant Contributions Account of the Non-Highly Compensated Employee with the next lowest Compensation, until either the QNECs are exhausted or the Non-Highly Compensated Employee has received the maximum QNEC allocation that can be taken into account in the ADP test or the ACP test, whichever is applicable.

(iii)	The procedure in paragraph (ii) shall be repeated until all QNECs have been allocated.

(d)	Coordination with Top-Heavy Rules. All QNECs shall be treated in the same manner as a Company Discretionary Contribution for purposes of section 12.4.

3.8	QMACs.

(a)	Time of Payment. QMACs shall be paid to the Plan no later than 12 months after the close of the Plan Year to which they relate.

(b)	Source. The Company may designate as a QMAC all or any portion of the Company Matching Contributions that is allocated to Non-Highly Compensated Employees. The designation of Company Contributions as QMACs shall be made before such contributions are made to the Trust Fund. If the Company inadvertently designates any Highly Compensated Employee’s allocation as a QMAC, the designation shall be ineffective.

(c)	Allocation. The Company may make a contribution to the Plan, in addition to the Company Matching Contribution, that the Company designates as a QMAC. This subsection applies to such contributions. As of the last day of each Plan Year, the Committee shall allocate such QMACs for such Plan Year (including such forfeitures occurring during such Plan Year that are treated as QMACs pursuant to subsection 5.4(d)) to the Participant Contributions Accounts of those Non-Highly Compensated Employees who were Covered Employees on the last day of the Plan Year and who made Participant Contributions for the Plan Year, as follows:

(i)	QMACs shall be allocated to the Participant Contributions Account of the Non-Highly Compensated Employee with the least Compensation, until either the QMACs are exhausted or the Non-Highly Compensated Employee has received the maximum QMAC allocation that can be taken into account in the ADP test or the ACP test, whichever is applicable. Under Treasury Regulation §1.401(k)-2(a)(6)(iv) or §1.401(m)-2(a)(5)(ii), the maximum QMAC allocation, for this Plan, is generally 5% of the Non-Highly Compensated Employee’s Compensation.

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(ii)	Any remaining QMACs shall be allocated to the Participant Contributions Account of the Non-Highly Compensated Employee with the next lowest Compensation, until either the QMACs are exhausted or the Non-Highly Compensated Employee has received the maximum QMAC allocation that can be taken into account in the ADP test or the ACP test, whichever is applicable.

(iii)	The procedure in paragraph (ii) shall be repeated until all QMACs have been allocated.

(d)	Coordination with Top-Heavy Rules. All QMACs shall be treated in the same manner as a Company Discretionary Contribution for purposes of section 12.4.

ARTICLE IV

Interests in the Trust Fund

4.1	Participants’ Accounts.

The Committee shall establish and maintain separate Accounts in the name of each Participant, but the maintenance of such Accounts shall not require any segregation of assets of the Trust Fund. Each Account shall contain the contributions specified below and the increase or decrease in the net worth of the Trust Fund attributable to such contributions.

(a)	Participant Contributions Account. A Participant Contributions Account shall be established for each Participant who makes Participant Contributions other than Roth Contributions or Roth Catch-Up Contributions or who receives an allocation of QNECs or QMACs. The Committee may elect to establish subaccounts for the different types of contributions allocated to this Account.

(b)	Company Contributions Account. A Company Contributions Account shall be established for each Participant who receives an allocation of Company Discretionary Contributions that are not designated as QNECs or an allocation of Company Matching Contributions that are not designated as QMACs. The Committee may elect to establish subaccounts for the different types of contributions allocated to this Account.

(c)	Rollover Account. A Rollover Account shall be established for each Participant who makes a Rollover Contribution.

(d)	Roth Contributions Account. A Participant Contributions Account shall be established for each Participant who makes Roth Contributions or Roth Catch-Up Contributions. The Committee may elect to establish subaccounts for the different types of contributions allocated to this Account.

(e)	Roth Rollover Account. A Roth Rollover Account shall be established for each Participant who makes a Roth Rollover Contribution.

4.2	Valuation of Trust Fund.

(a)	General. The Trustee shall value the assets of the Trust Fund at least annually as of the last day of the Plan Year, and as of any other dates determined by the Committee, at their current fair market value and determine the net worth of the Trust Fund. In addition, the Committee may direct the Trustee to have a special valuation of the assets of the Trust Fund when the Committee determines, in its sole discretion, that such valuation is necessary or appropriate or in the event of unusual market fluctuations of such assets. Such special valuation shall not include any contributions made by Participants since the preceding Valuation Date, any Company Contributions for the current Plan Year, or any unallocated forfeitures. The Trustee shall allocate the expenses of the Trust Fund occurring since the preceding Valuation Date, pursuant to section 9.2, and then determine the increase or decrease in the net worth of the Trust Fund that has occurred since the preceding Valuation Date. The Trustee shall determine the share of the increase of decrease that is attributable to the non-separately accounted for portion of the Trust Fund and to any amount separately accounted for, as described in subsections (b) and (c).

(b)	Mandatory Separate Accounting. The Trustee shall separately account for (i) any individually directed investments permitted under section 9.3, and (ii) amounts subject to a Domestic Relations Order.

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(c)	Permissible Separate Accounting. The Trustee may separately account for the following amounts to provide a more equitable allocation of any increase or decrease in the net worth of the Trust Fund:

(i)	the distributable amount of a Participant, pursuant to section 6.7, including any amount distributable to an Alternate Payee or to a beneficiary of a deceased Participant; and

(ii)	Company Matching Contributions made since the preceding Valuation Date;

(iii)	Participant Contributions that were received by the Trustee since the preceding Valuation Date;

(iv)	Company Matching Contributions, Roth Contributions, and 401(k) Contributions of Highly Compensated Employees that may need to be distributed or forfeited to satisfy the ADP and ACP tests of sections 3.5 or 3.6;

(v)	Rollovers that were received by the Trustee since the preceding Valuation Date;

(vi)	Any other amounts for which separate accounting will provide a more equitable allocation of the increase or decrease in the net worth of the Trust Fund.

4.3	Allocation of Increase or Decrease in Net Worth.

The Committee shall, as of each Valuation Date, allocate the increase or decrease in the net worth of the Trust Fund that has occurred since the preceding Valuation Date between the non-separately accounted for portion of the Trust Fund and the amounts separately accounted for that are identified in subsections 4.2(b) and 4.2(c). The increase or decrease attributable to the non-separately accounted for portion of the Trust Fund shall be allocated among the appropriate Accounts in the ratio that the dollar value of each such Account bore to the aggregate dollar value of all such Accounts on the preceding Valuation Date after all allocations and credits made as of such date had been completed. The Committee shall then allocate any amounts separately accounted for (including the increase or decrease in the net worth of the Trust Fund attributable to such amounts) to the appropriate Account(s) if such separate accounting is no longer necessary.

ARTICLE V

Amount of Benefits

5.1	Vesting Schedule.

A Participant shall have a fully vested and nonforfeitable interest in all his Account(s) upon his Normal Retirement Age if he is an Employee on such date, upon his death while an Employee or while on an approved leave of absence from the Company or an Affiliated Entity, or upon his termination of employment with the Company or an Affiliated Entity because of a Disability. In all other instances a Participant’s vested interest shall be calculated according to the following rules.

(a)	Participant Contributions Account and Rollover Account. A Participant shall be fully vested at all times in his Participant Contributions Account and his Rollover Account.

(b)	Company Contributions Account. A Participant shall become fully vested in his Company Contributions Account in accordance with the following schedule:

Period of Service	Vesting Percentage
Less than 1 year	0%
At least 1 year, but less than 2 years	20%
At least 2 years, but less than 3 years	40%
At least 3 years, but less than 4 years	60%
At least 4 years, but less than 5 years	80%
5 or more years	100%

(c)

Change of Control. The Company Contributions Accounts of all Participants shall be fully vested as of the effective date of a “change in control.” For purposes of this subsection, a “change of control” shall mean the event occurring when a person, partnership, or corporation, together with all persons, partnerships, or corporations acting in concert with each person, partnership, or corporation, or any or all of them, acquires more than 20% of Apache’s outstanding voting securities; provided that a change of control shall not occur if such persons, partnerships, or corporations acquiring more than 20% of

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Apache’s voting securities is solicited to do so by Apache’s board of directors, upon its own initiative, and such persons, partnerships, or corporations have not previously proposed to acquire more than 20% of Apache’s voting securities in an unsolicited offer made either to Apache’s board of directors or directly to the stockholders of Apache.

(d)	Plan Termination. A Company Contributions Account shall be fully vested as described in section 10.1, which discusses the full or partial termination of the Plan or the complete discontinuance of contributions.

5.2	Vesting After a Lapse in Apache Employment.

(a)	Separate Accounts. If a Participant is rehired before incurring a one-year Lapse in Apache Employment, he shall have only one Company Contributions Account, and its vested percentage shall be determined under section 5.1. If a Participant is rehired after incurring a one-year Lapse in Apache Employment, he shall have two Company Contribution Accounts, an “old” Company Contributions Account for the contributions from his earlier episode of employment, and a “new” Company Contributions Account for his later episode of employment. If both the old and new Company Contributions Accounts are fully vested, they shall be combined into a single Company Contributions Account.

(b)	Vesting of New Account. The vested percentage of the new Company Contributions Account shall be determined based on all the Participant’s Periods of Service.

(c)	Vesting of Old Account. If the Participant’s Lapse in Apache Employment was for five years or longer, the vested percentage of the old Company Contributions Account shall be based solely on the Participant’s Period of Service from his first episode of employment. If the Participant’s Lapse in Apache Employment was for less than five years, the vested percentage of the old Company Contributions Account shall be determined by aggregating his Periods of Service from both episodes of employment.

5.3	Calculating Service.

(a)	Period of Service.

(i)	General. A Participant’s Period of Service shall be determined according to the provisions of the Plan in effect when the service was rendered. A Participant’s Period of Service begins on the date he first begins to perform duties as an Employee for which he is entitled to payment, and ends on his Termination From Service Date. In addition, a Participant’s Period of Service also includes the period between his Termination From Service Date and the day he again begins to perform duties for the Company or an Affiliated Entity for which he is entitled to payment, but only if such period is less than one year in duration.

(ii)	Additional Rules. The service-crediting provisions in this paragraph are more generous than required by the Code.

(A)	Leased Employees. For vesting purposes only, the Plan shall treat an individual as an Employee if he satisfies all the requirements specified in Code §414(n)(2) for being a leased employee of Apache’s or an Affiliated Entity’s, except for the requirement of having performed such services for at least one year.

(B)	Approved Leave. If the Employee is absent from the Company or Affiliated Entity for more than one year because of an approved leave of absence (either with or without pay) for any reason (including, but not limited to, jury duty) and the Employee returns to work at or prior to the expiration of his leave of absence, no Termination From Service Date will occur during the leave of absence.

(C)	Servicemen. See Article XV for special provisions that apply to Servicemen.

(D)	Corporate Transactions. See Appendix C for instances in which a new Employee’s Period of Service includes his prior employment with another company.

(E)	Contractors. If an “eligible contractor” becomes an Employee, his Period of Service shall include his previous continuous service as an eligible contractor, excluding any service

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provided before 2003. An “eligible contractor” is an individual who (A) performed services for Apache or an Affiliated Entity on a substantially full-time basis in the capacity of an independent contractor (for federal income tax purposes); (B) became an Employee within a month of ceasing to be an independent contractor working full-time for Apache or an Affiliated Entity; and (C) notified the Plan of his prior service as an independent contractor within two months of becoming an Employee (or, if later, by February 28, 2006 or other deadline established by the Committee).

(b)	Termination From Service Date.

(i)	Usual Rule. If the Employee quits, is discharged, retires, or dies, his Termination From Service Date occurs on the last day the Employee performs services for the Company or an Affiliated Entity, except for an Employee who incurs a Disability, in which case his Termination From Service Date does not occur, even if he quits, until the earlier of the one-year anniversary of the date his Disability or the date he recovers from his Disability.

(ii)	Other Absences. If an Employee is absent from the Company and Affiliated Entities for any reason other than a quit, discharge, or retirement, his “Termination From Service Date” is the earlier of (A) the date he quits, is discharged, retires, or dies, or (B) one year from the date the Employee is absent from the Company or Affiliated Entity for any other reason (such as vacation, holiday, sickness, disability, leave of absence, or temporary lay-off), with the following exception. If the Employee is absent from the Company or Affiliated Entity because of parental leave (which includes only the pregnancy of the Employee, the birth of the Employee’s child, the placement of a child with the Employee in connection with adoption of such child by the Employee, or the caring for such child immediately following birth or placement) on the first anniversary of the day the Employee was first absent, his Termination From Service Date does not occur until the second anniversary of the day he was first absent (and the period between the first and second anniversaries of the day he was first absent shall not be counted in his Period of Service).

(c)	Lapse in Apache Employment. A Lapse in Apache Employment means the period commencing on an individual’s Termination from Service Date and ending on the date he again begins to perform services as an Employee.

5.4	Forfeitures.

(a)	Exceptions to the Vesting Rules. The following rules supersede the vesting rules of section 5.1.

(i)	Excess Annual Additions. Annual Additions to a Participant’s Accounts and any increase or decrease in the net worth of the Participant’s Accounts attributable to such Annual Additions may be reduced to satisfy the limits described in section 3.4. Any reduction shall be used as specified in section 3.4.

(ii)	Excess Participant Contribution. Company Matching Contributions and any increase or decrease in the net worth of the Account(s) attributable to such contributions may be forfeited as of the last day of the Plan Year if the Participant Contribution that they matched was returned under paragraph 3.2(a)(ii) or 3.2(b)(ii) or subsection 3.5(d) or 3.6(c). Any such forfeiture shall be used as specified in subsection (d).

(iii)	Missing Individuals. A missing individual’s vested Accounts may be forfeited as of the last day of any Plan Year, as provided in section 13.12. Any such forfeiture shall be used as specified in subsection (d).

(iv)	Excess Match. Company Matching Contributions that would violate Code §401(a)(17), and any increase or decrease in the net worth of the Account(s) attributable to such contributions, may be forfeited as specified in subsection 3.1(b). Any such reduction shall be used as specified in subsection 3.1(b).

(b)	Regular Forfeitures. A Participant’s non-vested interest in his Company Contributions Account shall be forfeited at the earlier of the fifth anniversary of the date he terminated employment (or such later date as is administratively convenient) or the date he receives a full distribution of his vested Plan Account. Any such forfeiture shall be used as specified in subsection (d).

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(c)	Restoration of Forfeitures.

(i)	Missing Individuals. The forfeiture of a missing individual’s Account(s), as described in section 13.12, shall be restored to such individual if the individual makes a claim for such amount.

(ii)	Regular Forfeitures.

(A)	Rehire Within 5 Years. If a Participant is rehired before incurring a five-year Lapse in Apache Employment, and the Participant has received a distribution of his entire vested interest in his Company Contributions Account (with the result that the Participant forfeited his non-vested interest in such Account), then the exact amount of the forfeiture shall be restored to the Participant’s Account. All the rights, benefits, and features available to the Participant when the forfeiture occurred shall be available with respect to the restored forfeiture. If such a Participant again terminates employment prior to becoming fully vested in his Company Contributions Account, the vested portion of his Company Contributions Account shall be determined by applying the vested percentage determined under section 5.1 to the sum of (x) and (y), then subtracting (y) from such sum, where: (x) is the value of the Participant’s Company Contributions Account as of the Valuation Date immediately following his most recent termination of employment; and (y) is the amount previously distributed to the Participant on account of the prior termination of employment.

(B)	Rehire After 5 Years. If a Participant is rehired after incurring a five-year Lapse in Apache Employment, then no amount forfeited from his Company Contributions Account shall be restored to that Account.

(iii)	Method of Forfeiture Restoration. Forfeitures that are restored shall be accomplished by an allocation of the forfeitures under subsection (d) or by a special Company Contribution pursuant to paragraph 3.1(c)(i).

(d)	Use of Forfeitures. The Committee shall decide how forfeitures are used. Forfeitures may be used (i) to restore Accounts as described in subsection (c), (ii) to pay those expenses of the Plan that are properly payable from the Trust Fund and that are not paid by the Company or Account Owners or charged to Accounts, or (iii) as any Company Contribution.

5.5	Transfers - Portability.

If any other employer adopts this or a similar profit sharing plan and enters into a reciprocal agreement with the Company that provides that (a) the transfer of a Participant from such employer to the Company (or vice versa) shall not be deemed a termination of employment for purposes of the plans, and (b) service with either or both employers shall be credited for purposes of vesting under both plans, then the transferred Participant’s Account shall be unaffected by the transfer, except, if deemed advisable by the Committee, it may be transferred to the trustee of the other plan.

ARTICLE VI

Distribution of Benefits

6.1	Beneficiaries.

(a)	Designating Beneficiaries. Each Account Owner shall file with the Committee a designation of the beneficiaries and contingent beneficiaries to whom the distributable amount (determined pursuant to section 6.2) shall be paid in the event of the Account Owner’s death. In the absence of an effective beneficiary designation as to any portion of the distributable amount after a Participant dies, such amount shall be paid to the Participant’s surviving Spouse, or, if none, to his estate. In the absence of an effective beneficiary designation as to any portion of the distributable amount after any non-Participant Account Owner dies, such amount shall be paid to the Account Owner’s estate. The Account Owner may change a beneficiary designation at any time and without the consent of any previously designated beneficiary.

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(b)	Special Rule for Married Participants. If the Account Owner is a married Participant, his Spouse shall be the sole beneficiary unless the Spouse has consented to the designation of a different beneficiary. To be effective, the Spouse’s consent must be in writing, witnessed by a notary public, and filed with the Committee. Any spousal consent shall be effective only as to the Spouse who signed the consent.

(c)	Special Rule for Divorces. If an Account Owner has designated his spouse as a primary or contingent beneficiary, and the Account Owner and spouse later divorce (or their marriage is annulled), then the former spouse will be treated as having pre-deceased the Account Owner for purposes of interpreting a beneficiary designation form completed prior to the divorce or annulment. This subsection will apply only if the Committee is informed of the divorce or annulment before payment to the former spouse is authorized.

(d)	Disclaimers. Any individual or legal entity who is a beneficiary may disclaim all or any portion of his interest in the Plan, provided that the disclaimer satisfies the requirements of Code §2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a beneficiary.

(e)	Multiple Beneficiaries. If an Account Owner has more than one beneficiary, each subaccount of the Account Owner shall be allocated proportionally to each beneficiary. Thus, for example, if the Account Owner has designated Adam to receive $10,000, with the remainder (which happens to be $90,000) split evenly between William and Charles, then Adam will receive 10% of each subaccount, and William and Charles will each receive 45% of each subaccount.

6.2	Consent.

(a)	General. Except for distributions identified in subsection (b), distributions may be made only after the appropriate consent has been obtained under this subsection. Distributions to a Participant or to a beneficiary (other than a beneficiary of a deceased Alternate Payee) shall be made only with the Participant’s or beneficiary’s consent to the time of distribution. Distributions to an Alternate Payee or his beneficiary shall be made as specified in the QDRO and in accordance with section 13.9. To be effective, the consent must be filed with the Committee according to the procedures adopted by the Committee, within 180 days before the distribution is to commence. A consent once given shall be irrevocable after the distribution has been processed.

(b)	Exceptions to General Rule. Consent is not required for the following distributions:

(i)	Corrective distributions under Article III that are returned to the Participant because the contribution is not deductible by the Company or because the contribution would exceed the limits of Code §401(a)(17), §415(c)(1), §402(g), §401(k)(3), §401(m)(2), §401(m)(9), §414(v)(2)(B)(i), or any other limitation of the Code;

(ii)	Distributions required to comply with Code §401(a)(9);

(iii)	Cashouts of small Accounts, as described in subsection 6.6(d) or paragraphs 6.6(e)(i) or 13.9(f)(ii);

(iv)	Distributions required to comply with Code §401(a)(14);

(v)	Distributions of invalid rollovers pursuant to subsection 3.2(d);

(vi)	Distributions upon Plan termination pursuant to section 10.3; and

(vii)	Distributions that must occur by a deadline specified in the Plan.

6.3	Distributable Amount.

The distributable amount of an Account Owner’s Account(s) is the vested portion of the Account(s) (as determined by Article V) as of the Valuation Date coincident with or next preceding the date distribution is made, reduced by (a) any amount that is payable to an Alternate Payee pursuant to section 13.9, (b) any amount withdrawn since such Valuation Date, and (c) the outstanding balance of any loan under Article VII

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(except that the outstanding balance of such a loan is included in the distributable amount of any final distribution(s) under section 6.6). Furthermore, the Committee shall temporarily suspend or limit distributions (by reducing the distributable amount), as explained in subsection 13.9, when the Committee is informed that a Domestic Relations Order affecting the Participant’s Accounts is or may be in the process of becoming QDRO, while the Committee has suspended withdrawals because it believes that the Plan may have a cause of action against the Participant, or when the Plan has notice of a lien or other claim against the Participant.

6.4	Manner of Distribution.

(a)	General. The distributable amount shall be paid in a single payment, except as otherwise provided in the remainder of this section. Distributions shall be in the form of cash except (i) to the extent that an Account is invested in Company Stock or a fund containing primarily Company Stock, the distributee may elect to receive a distribution of whole shares of Company Stock, while fractional shares of Company Stock shall be converted to and paid in cash, (ii) in-kind distributions may be elected, to the extent administratively practicable as determined by the processor of distributions, when a rollover is made to an IRA and the custodian or trustee of the IRA is willing to accept an in-kind contribution, and (iii) a loan may be treated, for purposes of a making a rollover, as distributed to an Account Owner who has an outstanding loan pursuant to Article VII as part of the Account Owner’s final distribution(s).

(b)	Partial Withdrawals and Installments. In-service withdrawals are available to Employees as specified in section 6.5. Withdrawals of at least the minimum required amount are available to Participants whose Required Beginning Date has passed or whose Required Beginning Date will occur later in the Plan Year or in the following Plan Year, as described in subsection 6.6(b); similar withdrawals are available to the Participant’s Alternate Payee, as described in subsection 13.9(f). Annual installments are available to beneficiaries as described in subsection 6.6(d).

(c)	Grandfather Rules. Installments were a distribution option under the Plan until June 30, 2001. Any Account Owner who could receive a distribution before July 1, 2001 and who elected before July 1, 2001 to receive the distribution in the form of installments shall receive the benefit so elected. An Account Owner who elected installments may elect to accelerate any or all remaining installment payments.

6.5	In-Service Withdrawals.

An Employee may withdraw amounts from his Accounts only as provided in this section. An Employee may make withdrawals as follows.

(a)	Withdrawals for Employees Age 59 1⁄2 or Older. An Employee who has attained age 59 1⁄2 may at any time thereafter withdraw any portion of his Participant Contributions Account, his Roth Contributions Account, and any vested portion of his Company Contributions Account. If the Employee is not fully vested in his Company Contributions Account at the time of a withdrawal under this subsection, the rules of subparagraph 5.4(c)(ii)(A) shall be applied when determining the vested portion of the Company Contributions Account at any time thereafter.

(b)	Rollover Accounts. An Employee may withdraw all or any portion of his Rollover Account and his Roth Rollover Account at any time.

(c)	Participant Contributions Account. An Employee under age 59 1⁄2 may withdraw all or any portion of his Participant Contributions, provided that the Employee has an immediate and heavy financial need, as defined in paragraph (i), the withdrawal is needed to satisfy the financial need, as explained in paragraph (ii), and the amount of the withdrawal does not exceed the limits in paragraph (iii).

(i)

Financial Need. The following expenses constitute an immediate and heavy financial need: (A) expenses for or necessary to obtain medical care, within the meaning of Code §213(d), (1) that would be deductible by the Employee under Code §213 (determined without regard to whether the expenses exceed the percentage of adjusted gross income specified in Code §213(a)), or (2) that apply to the Employee’s primary beneficiary (as determined pursuant to section 6.1); (B) costs directly related to the purchase of a principal residence of the Employee (excluding mortgage payments); (C) payment of tuition, related educational fees, and room and board

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expenses for up to the next 12 months of post-secondary education of the Employee, the Employee’s Spouse. the Employee’s children, the Employee’s dependents (within the meaning of Code §152, without regard to Code §152(b)(1), §152(b)(2), and §152(d)(1)(B)), or the Employee’s primary beneficiary (as determined pursuant to section 6.1); (D) payments necessary to prevent the Employee from being evicted from his or her principal residence; (E) payments necessary to prevent the mortgage on the Employee’s principal residence from being foreclosed; (F) payment of burial or funeral expenses for the Employee’s deceased parent, Spouse, child, other dependent (within the meaning of Code §152, without regard to Code §152(b)(1), §152(b)(2), and §152(d)(1)(B)), or primary beneficiary (as determined pursuant to section 6.1); (G) expenses for the repair of damage to the Employee’s principal residence that would qualify for the casualty deduction under Code §165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); and (H) any other expense that, under IRS guidance of general applicability, is deemed to be on account of an immediate and heavy financial need.

(ii)	Satisfaction of Need. The withdrawal is deemed to be needed to satisfy the Employee’s financial need if (A) the Employee has obtained all withdrawals and all non-taxable loans available from the Company’s and any Affiliated Entities’ plans of deferred compensation, qualified plans, stock options, stock purchase plans, and similar plans, and (B) for a period of at least 6 months from the date the Employee receives the withdrawal, he ceases to make Participant Contributions and elective contributions to all plans of deferred compensation, qualified plans, stock options, stock purchase plans, and similar plans maintained by the Company or any Affiliated Entity.

(iii)	Maximum Withdrawal. An Employee may not withdraw more than the sum of the amount needed to satisfy his financial need and any taxes and penalties reasonably anticipated to result from the withdrawal. An Employee may not withdraw any amount in excess of his Participant Contributions unless he has attained age 59 1⁄2.

(iv)	Pro Rata Withdrawal. Any hardship distribution under this subsection shall be taken pro rata from the Employee’s Participant Contributions Account and his Roth Contributions Account.

(d)	Compliance with Code §401(a)(9). See paragraph 6.6(b)(ii) for the required distributions to a Five-Percent Owner who is age 70 1⁄2 or older.

(e)	Form of Payment of Withdrawal. Withdrawals under subsection (c) shall be in cash. Withdrawals under subsections (a) and (b) shall be in cash, except that any portion of a Participant’s Accounts that is invested in Company Stock may, at the election of the Participant made at the time that notice of withdrawal is made to the Committee, be withdrawn in the form of whole shares of Company Stock.

(f)	Withdrawal Rules. An Employee may not withdraw any amount under this section that has been borrowed or that is subject to a QDRO. The Committee shall temporarily suspend or limit withdrawals under this section, as explained in section 13.9, when the Committee is informed that a QDRO affecting the Employee’s Accounts is in process or may be in process. The Committee shall issue such rules as to the frequency of withdrawals, and withdrawal procedures, as it deems appropriate. The Committee may postpone the withdrawal until after the next Valuation Date. The Committee may have a special valuation of the Trust Fund performed before a withdrawal is permitted. The Plan may charge a fee for the withdrawal as well as a fee for having a special valuation performed, as determined by the Committee in its sole discretion.

(g)	Pro Rata Withdrawals. Except as required by subparagraph (c)(ii)(A), when withdrawals under this section are available from more than one subaccount, the withdrawal will be taken pro rata from each available subaccount.

6.6	Time of Distribution.

(a)	Earliest Date of Distribution. Unless an earlier distribution is permitted by section 6.5 (relating to in-service withdrawals), the earliest date that a Participant may elect to receive a distribution is the date of his Termination of Employment or the date he incurs a Disability. This provision will always result in a distribution date that precedes the latest date of distribution specified in Code §401(a)(14). For purposes of Code §401(a)(14), if a Participant does not affirmatively elect a distribution, he shall be deemed to have elected to defer the distribution to a later date.

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(b)	Latest Date of Distribution. A Participant shall receive annual distributions of at least the minimum amount required to be distributed pursuant to Code §401(a)(9), which shall be calculated by using only the Participant’s life expectancy, which shall be recalculated each year; the Participant may withdraw any larger amount. A Participant may request that his first minimum required distribution be distributed in the calendar year preceding his Required Beginning Date; the Committee shall comply with this request if administratively practicable to do so.

(c)	Small Amounts.

(i)	$1000 or Less. If the aggregate value of the nonforfeitable portion of a Participant’s Accounts is $1,000 or less on any date after his Termination of Employment, the Participant shall receive a single payment of the distributable amount as soon as practicable, provided that the aggregate value is $1,000 or less when the distribution is processed.

(ii)	$1000 to $5000. If paragraph (i) does not apply and the aggregate value of the nonforfeitable portion of a Participant’s Accounts is $5,000 or less on any date after his Termination of Employment, then as soon as practicable the Plan shall pay the distributable amount to an individual retirement account or annuity within the meaning of Code §408(a) or §408(b) (collectively, an “IRA”) for the Participant, unless the Participant affirmatively elects to receive the distribution directly or to have it paid in a direct rollover under section 6.7. The Committee shall select the trustee or custodian of the IRA as well as how the IRA shall be invested initially. The Plan shall notify the Participant (A) that the distribution has been made to an IRA and can be transferred to another IRA, (B) of the identity and contact information of the trustee or custodian of the IRA into which the distribution is made, and (C) of such other information as required to comply with Code §401(a)(31)(B)(i).

(iii)	Date Account Valued. The Committee may elect to check the value of the Participant’s Accounts on an occasional (rather than a daily) basis, to determine whether to apply the provisions of this subsection.

(d)	Distribution Upon Participant’s Death.

(i)	Small Accounts. If the aggregate cash value of the nonforfeitable portion of a Participant’s Accounts is $5,000 or less at any time after the Participant’s death and before any beneficiary elects to receive a distribution under this subsection, then each beneficiary shall each receive a single payment of his share of the distributable amount as soon as administratively practicable, provided that the aggregate value is $5,000 or less when the distribution is processed. The Committee may elect to check the value of the Participant’s Accounts on an occasional (rather than a daily) basis, to determine whether to apply the provisions of this paragraph.

(ii)	Larger Accounts. If paragraph (i) does not apply, then each beneficiary may elect to have his distributable amount distributed in a single payment or in annual installments at any time after the Participant’s death, within the following guidelines. No distribution shall be processed until the beneficiary’s identity as a beneficiary is established. The entire distributable amount shall be distributed by the last day of the calendar year containing the fifth anniversary of the Participant’s death. A beneficiary who has elected installments may elect to accelerate any or all remaining payments. If the Participant was a Five-Percent Owner who began to receive the minimum required distributions under paragraph (b)(ii), the distribution to each beneficiary must be made at least as rapidly as required by the method used to calculate the minimum required distributions that was in effect when the Five-Percent Owner died.

(e)	Alternate Payee. Distributions to an Alternate Payee shall be made in accordance with the provisions of the QDRO and pursuant to subsection 13.9.

(f)	Pro Rata Withdrawals. Any distribution under this section of less than the Account Owner’s entire Account balance shall be taken pro rata from each of the Account Owner’s subaccounts.

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6.7	Direct Rollover Election.

(a)	General Rule. A Participant, an Alternate Payee who is the Spouse or former Spouse of the Participant, any individual who is treated as a designated beneficiary of the Participant pursuant to Code §401(a)(9)(E), or any trust to the extent that any beneficiary of the trust is treated as a designated beneficiary of the Participant pursuant to Code §401(a)(9)(E), (collectively, the “distributee”) may direct the Trustee to pay all or any portion of his “eligible rollover distribution” to an “eligible retirement plan” in a “direct rollover.” This direct rollover option is not available to other Account Owners. Within a reasonable period of time before an eligible rollover distribution, the Committee shall inform the distributee of this direct rollover option, the appropriate withholding rules, other rollover options, the options regarding income taxation, and any other information required by Code §402(f). The distributee may waive the usual 30-day waiting period before receiving a distribution, and elect to receive his distribution as soon as administratively practicable after completing and filing his distribution election.

(b)	Definition of Eligible Rollover Distribution. An eligible rollover distribution is any distribution or in-service withdrawal other than (i) distributions required under Code §401(a)(9), (ii) distributions of amounts that have already been subject to federal income tax (such as defaulted loans or after-tax voluntary contributions), other than a direct transfer to (A) another retirement plan that meets the requirements of Code §401(a) or §403(a), or (B) an individual retirement account or annuity described in Code §408(a) or §408(b), (iii) installment payments in a series of substantially equal payments made at least annually and (A) made over a specified period of ten or more years, (B) made for the life or life expectancy of the distributee, or (C) made for the joint life or joint life expectancy of the distributee and his designated beneficiary, (iv) a distribution to satisfy the limits of Code §415 or §402(g), (v) a deemed distribution of a defaulted loan from this Plan, to the extent provided in the regulations, (vi) a distribution to satisfy the ADP or ACP tests, (vii) any other actual or deemed distribution specified in IRS guidance of general applicability, or (viii) any hardship withdrawal.

(c)	Definition of Eligible Retirement Plan.

(i)	Participants, Spouses, and Alternate Payees.

(A)	Non-Roth Accounts. This subparagraph applies to all subaccounts other than the Roth Contributions Account and the Roth Rollover Account. For a Participant, an Alternate Payee who is the Spouse or former Spouse of the Participant, or a surviving Spouse of a deceased Participant, an eligible retirement plan is an individual retirement account or annuity described in Code §408(a) or §408(b), a Roth IRA, an annuity plan described in Code §403(a), an annuity contract described in Code §403(b), an eligible plan under Code §457(b) that is maintained by an eligible employer described in Code §457(e)(1)(A) (which generally includes state and local governments), or the qualified trust of a defined contribution plan described in Code §401(a), that accepts eligible rollover distributions.

(B)	Roth Accounts. This subparagraph applies to the Roth Contributions Account and the Roth Rollover Account. all subaccounts that contain or once contained a designated Roth contribution within the meaning of Code §402A(c)(1). For a Participant, an Alternate Payee who is the Spouse or former Spouse of the Participant, or a surviving Spouse of a deceased Participant, a Roth IRA, an annuity plan described in Code §403(a), an annuity contract described in Code §403(b), an eligible plan under Code §457(b) that is maintained by an eligible employer described in Code §457(e)(1)(A) (which generally includes state and local governments), or the qualified trust of a defined contribution plan described in Code §401(a), but only if such arrangements accept eligible rollover distributions of designated Roth contributions within the meaning of Code §402A(c)(1).

(ii)

Other Distributees, Non-Roth Accounts. This paragraph applies to all subaccounts other than the Roth Contributions Account and the Roth Rollover Account. For an individual who is treated as a designated beneficiary of the Participant pursuant to Code §401(a)(9)(E), and for any trust to the extent that a beneficiary of the trust is treated as a designated beneficiary of the Participant pursuant to Code §401(a)(9)(E), an eligible retirement plan is an individual retirement account or annuity described in Code §408(a) or §408(b) that is in existence or is

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established for the purposes of receiving the distribution on behalf of the beneficiary, and that, with respect to the beneficiary, is treated as an inherited individual retirement account or annuity within the meaning of Code §408(d)(3)(C). The designated beneficiary has two choices for receiving distributions that are to be paid in a direct rollover to such inherited individual retirement account or annuity.

(A)	The designated beneficiary may elect to receive a single payment or installments from the Plan, pursuant to paragraph 6.6(d)(ii), during the calendar year in which the Participant died or in the following calendar year (or by such later date allowed pursuant to IRS guidance of general applicability or a private letter ruling obtained by the designated beneficiary). Each annual installment from the Plan must satisfy the requirements of Code §401(a)(9)(B)(iii) (which essentially means that each annual installment must be equal to at least the account balance standing to the credit of the deceased Plan Participant at the end of the previous year, divided by the designated beneficiary’s life expectancy). In this case, distributions from the inherited individual retirement account or annuity may be made over the life expectancy of the designated beneficiary.

(B)	If the requirements of subparagraph (A) are not satisfied, the designated beneficiary must receive, pursuant to paragraph 6.6(d)(ii), a full distribution from the Plan by the end of the calendar year containing the fifth anniversary of the Participant’s death. In this case, distributions from the inherited individual retirement account or annuity must generally be completed by the end of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	Other Distributees, Roth Accounts. This paragraph applies only to the Roth Contributions Account and the Roth Rollover Account. For an individual who is treated as a designated beneficiary of the Participant pursuant to Code §401(a)(9)(E), and for any trust to the extent that a beneficiary of the trust is treated as a designated beneficiary of the Participant pursuant to Code §401(a)(9)(E), an eligible retirement plan is a Roth IRA that is in existence or is established for the purposes of receiving the distribution on behalf of the beneficiary, and that, with respect to the beneficiary, is treated as an inherited individual retirement account or annuity within the meaning of Code §408(d)(3)(C). The designated beneficiary has two choices for receiving distributions that are to be paid in a direct rollover to such inherited Roth IRA.

(A)	The designated beneficiary may elect to receive a single payment or installments from the Plan, pursuant to paragraph 6.6(d)(ii), during the calendar year in which the Participant died or in the following calendar year (or by such later date allowed pursuant to IRS guidance of general applicability or a private letter ruling obtained by the designated beneficiary). Each annual installment from the Plan must satisfy the requirements of Code §401(a)(9)(B)(iii) (which essentially means that each annual installment must be equal to at least the account balance standing to the credit of the deceased Plan Participant at the end of the previous year, divided by the designated beneficiary’s life expectancy). In this case, distributions from the inherited individual retirement account or annuity may be made over the life expectancy of the designated beneficiary.

(B)	If the requirements of subparagraph (A) are not satisfied, the designated beneficiary must receive, pursuant to paragraph 6.6(d)(ii), a full distribution from the Plan by the end of the calendar year containing the fifth anniversary of the Participant’s death. In this case, distributions from the inherited individual retirement account or annuity must generally be completed by the end of the calendar year containing the fifth anniversary of the Participant’s death.

(d)	Definition of Direct Rollover. A direct rollover is a payment by the Trustee to the eligible retirement plan specified by the distributee.

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ARTICLE VII

Loans

The Committee is authorized, as one of the Plan fiduciaries responsible for investing Plan assets, to establish a loan program. The loan program shall become effective on the date determined by the Committee. The Committee shall administer the Plan’s loan program in accordance with the following rules.

7.1	Availability

Loans are available only to Employees, Participants who are parties-in-interest (within the meaning of ERISA §3(14)), and beneficiaries who are parties-in-interest (collectively referred to in this section as “Borrowers”). The Committee shall temporarily reduce the amount a Participant may borrow or temporarily prevent the Participant from borrowing when, as described in section 13.9, the Committee is informed that a QDRO affecting the Participant’s Accounts is in process or may be in process. Loans shall be temporarily unavailable to a prospective Borrower while the Committee has suspended loans because the Committee believes that the Plan may have a cause of action against the Participant, as explained in subsection 13.9(h).

7.2	Number of Loans

A Borrower may have no more than one loan outstanding. The Committee may change the maximum number of outstanding loans allowed at any time.

7.3	Loan Amount

The Committee may establish a minimum loan amount of no more than $500. The Committee may require loans to be made in increments of no more than $100. The amount that a Borrower may borrow is subject to the following limits.

(a)	A Borrower may not borrow more than the sum of the balances in his Participant Contributions Account, Rollover Contributions Account, Rollover Account, and Roth Rollover Account.

(b)	At the time the loan from this Plan is made, the aggregate outstanding balance of all the Borrower’s loans from all qualified plans maintained by the Company and Affiliated Entities, including the new loan from this Plan, shall not exceed 50% of the Borrower’s vested interest in all qualified plans maintained by the Company and Affiliated Entities.

(c)	For purposes of this paragraph, the term “one-year maximum” means the largest aggregate outstanding balance, on any day in the one-year period ending on the day before the new loan from this Plan is obtained, of all loans to the Borrower from all qualified plans maintained by the Company and Affiliated Entities. For purposes of this paragraph, the term “existing loans” means the aggregate outstanding balance, on the day the new loan is made to the Borrower, of all loans to the Borrower from all qualified plans maintained by the Company and Affiliated Entities, excluding the new loan from this Plan. If the existing loans are greater than or equal to the one-year maximum, then the new loan from this Plan shall not exceed $50,000 minus the existing loans. If the existing loans are less than the one-year maximum, then the new loan from this Plan shall not exceed $50,000 minus the one-year maximum.

For purposes of applying the above limits, the vested portion of the Borrower’s accounts under this Plan and all other plans maintained by the Company and Affiliated Entities shall be determined without regard to any accumulated deductible employee contributions (as defined in Code §72(o)(5)(B)), and without regard to any amounts accrued while the Borrower was ineligible to obtain a loan (as described in subsection (a)). Notwithstanding the foregoing, the Committee may, in its sole discretion, establish lesser limits on the amounts that may be borrowed, which limits shall be applied in a non-discriminatory manner. The Committee shall temporarily reduce the amount a Participant may borrow or temporarily prevent the Participant from borrowing, as described in section 13.9, when the Committee is informed that a QDRO affecting the Participant’s Accounts is in process or may be in process. No loan shall be made of amounts that are required to be distributed prior to the end of the term of the loan.

7.4	Interest

Each loan shall bear a reasonable rate of interest, which shall remain fixed for the duration of the loan. The Committee or its agent shall determine the reasonable rate of interest on the date the loan documents are prepared. The Committee shall have the authority to establish procedures from time to time for determining the rate of interest.

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7.5	Repayment.

All loans shall be repaid, with interest, in substantially level amortized payments made not less frequently than quarterly. The maximum term for a loan is four years; the minimum term for a loan is one year. The Committee has the authority to decrease the minimum term for future loans and the authority to increase the maximum term for future loans to no more than five years. Loan repayments shall be accelerated, and all loans shall be payable in full on the date the Borrower separates from service (if the Borrower is an Employee), the date the Borrower becomes ineligible to borrow from the Plan under to section 7.1, and on any other date or any other contingency as determined by the Committee. If the Borrower is an Employee, loans shall be repaid through payroll withholding unless (a) the Employee is pre-paying his loan, in which case the pre-payment need not be through payroll withholding, or (b) the Employee is on an unpaid leave of absence, in which case he may pay any installment by personal check. Partial pre-payments are accepted.

7.6	Default

A loan shall be in default if any installment is not paid by the end of the calendar quarter following the calendar quarter in which the installment was due. Upon default, the Committee may, in addition to all other remedies, apply the Borrower’s Plan accounts toward payment of the loan; however, the Trustee may not exercise such right of set-off with respect to the Borrower’s Participant Contributions Account until such account has become payable, pursuant to section 6.5 or 6.6.

7.7	Administration

A Borrower shall apply for a loan by completing the application procedures specified by the Committee. Until changed by the Committee, a Borrower shall apply for a loan by calling the Trustee and completing a voice application. The loan shall be processed in accordance with reasonable procedures adopted from time to time by the Committee. The Committee may impose a loan application fee, a loan origination fee, a loan pre-payment fee, and loan maintenance fees. All loans shall be evidenced by a promissory note and shall be fully secured. No Borrower whose Plan accounts are so pledged may obtain distribution of any portion of the accounts that have been pledged. The rights of the Trustee under such pledge shall have priority over all claims of the Borrower, his beneficiaries, and creditors. Each loan shall be treated as a directed investment. Any increase or decrease in the net worth of the Trust Fund attributable to such loan shall be allocated solely to the Plan accounts of the Borrower.

ARTICLE VIII

Allocation of Responsibilities - Named Fiduciaries

8.1	No Joint Fiduciary Responsibilities.

The Trustee(s) and the Committee shall be the named fiduciaries under the Plan and Trust agreement and shall be the only named fiduciaries thereunder. The fiduciaries shall have only the responsibilities specifically allocated to them herein or in the Trust agreement. Such allocations are intended to be mutually exclusive and there shall be no sharing of fiduciary responsibilities. Whenever one named fiduciary is required by the Plan or Trust agreement to follow the directions of another named fiduciary, the two named fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the named fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the named fiduciary receiving those directions shall be to follow them insofar as the instructions are on their face proper under applicable law.

8.2	The Company.

The Company shall be responsible for: (a) making Company Contributions; (b) certifying to the Trustee the names and specimen signatures of the members of the Committee acting from time to time; (c) keeping accurate books and records with respect to its Employees and the appropriate components of each Employee’s Compensation and furnishing such data to the Committee; (d) selecting agents and fiduciaries to operate and administer the Plan and Trust; (e) appointing an investment manager if it determines that one should be appointed; and (f) reviewing periodically the performance of such agents, managers, and fiduciaries.

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8.3	The Trustee.

The Trustee shall be responsible for: (a) the investment of the Trust Fund to the extent and in the manner provided in the Trust agreement; (b) the custody and preservation of Trust assets delivered to it; and (c) the payment of such amounts from the Trust Fund as the Committee shall direct.

8.4	The Committee - Plan Administrator.

The board of directors of Apache shall appoint an administrative Committee consisting of no fewer than three individuals who may be, but need not be, Participants, officers, directors, or Employees of the Company. If the board of directors does not appoint a Committee, Apache shall act as the Committee under the Plan. The members of the Committee shall hold office at the pleasure of the board of directors and shall service without compensation. The Committee shall be the Plan’s “administrator” as defined in section 3(16)(A) of ERISA. It shall be responsible for establishing and implementing a funding policy consistent with the objectives of the Plan and with the requirements of ERISA. This responsibility shall include establishing (and revising as necessary) short-term and long-term goals and requirements pertaining to the financial condition of the Plan, communicating such goals and requirements to the persons responsible for the various aspects of the Plan operations, and monitoring periodically the implementation of such goals and requirements. The Committee shall publish and file or cause to be published and filed or disclosed all reports and disclosures required by federal or state laws.

8.5	Committee to Construe Plan.

(a)	The Committee shall administer the Plan and shall have all discretion, power, and authority necessary for that purpose, including, but not by way of limitation, the full and absolute discretion and power to interpret the Plan, to determine the eligibility, status, and rights of all individuals under the Plan, and in general to decide any dispute and all questions arising in connection with the Plan. The Committee shall direct the Trustee concerning all distributions from the Trust Fund, in accordance with the provisions of the Plan, and shall have such other powers in the administration of the Trust Fund as may be conferred upon it by the Trust agreement. The Committee shall maintain all Plan records except records of the Trust Fund.

(b)	The Committee may adjust the Account(s) of any Participant, in order to correct errors and rectify omissions, in such manner as the Committee believes will best result in the equitable and nondiscriminatory administration of the Plan.

8.6	Organization of Committee.

The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf. If a Committee decision or action affects a relatively small percentage of Plan Participants including a Committee member, such Committee member shall not participate in the Committee decision or action. The action of a majority of the disinterested Committee members shall constitute the action of the Committee.

8.7	Agent for Process.

Apache’s Vice President, General Counsel, and Secretary shall be the agents of the Plan for service of all process.

8.8	Indemnification of Committee Members.

The Company shall indemnify and hold the members of the Committee, and each of them, harmless from the effects and consequences of their acts, omissions, and conduct in their official capacities, except to the extent that the effects and consequences thereof shall result from their own willful misconduct, breach of good faith, or gross negligence in the performance of their duties. The foregoing right of indemnification shall not be exclusive of the rights to which each such member may be entitled as a matter of law.

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8.9	Conclusiveness of Action.

Any action taken by the Committee on matters within the discretion of the Committee shall be conclusive, final and binding upon all participants in the Plan and upon all persons claiming any rights hereunder, including alternate payees and beneficiaries.

8.10	Payment of Expenses.

The members of the Committee shall serve without compensation but their reasonable expenses shall be paid by the Company. The compensation or fees of accountants, counsel, and other specialists and any other costs of administering the Plan or Trust Fund may be paid by the Company or Account Owners or may be charged to the Trust Fund, to the extent permissible under ERISA.

ARTICLE IX

Trust Agreement – Investments

9.1	Trust Agreement.

Apache has entered into a Trust agreement to provide for the holding, investment, and administration of the funds of the Plan. The Trust agreement shall be part of the Plan, and the rights and duties of any individual under the Plan shall be subject to all terms and provisions of the Trust agreement.

9.2	Plan Expenses.

(a)	General. Except as provided in subsection (b), (i) all taxes upon or in respect of the Plan and Trust shall be paid out of Plan assets, and all expenses of administering the Plan and Trust shall be paid out of Plan assets, to the extent permitted by law and to the extent such taxes and expenses are not paid by the Company or an Account Owner, and (ii) the Committee shall have full discretion to determine how each tax or expense that is not paid by the Company shall be paid and the Committee shall have full discretion to determine how each tax or expense that is paid out of Plan assets shall be allocated. No fiduciary shall receive any compensation for services rendered to the Plan if the fiduciary is being compensated on a full time basis by the Company or an Affiliated Entity.

(b)	Individual Expenses. To the extent not paid by the Company or an Account Owner, all expenses of individually directed transactions, including without limitation the Trustee’s transaction fee, brokerage commissions, transfer taxes, interest on insurance policy loans, and any taxes and penalties that may be imposed as a result of an individual’s investment direction, shall be assessed against the Account(s) of the Account Owner directing such transactions.

9.3	Investments.

(a)	§404(c) Plan. The Plan is intended to be a plan described in ERISA §404(c). To the extent that an Account Owner exercises control over the investment of his Accounts, no person who is a fiduciary shall be liable for any loss, or by reason of any breach, that is the direct and necessary result of the Account Owner’s exercise of control.

(b)	Directed Investments. Accounts shall be invested, upon direction of each Account Owner made in a manner acceptable to the Committee, in any one or more of a series of investment funds designated by the Committee or to the extent permitted by the Committee in a brokerage arrangement. Either (i) one or more such funds shall consist primarily of shares of Company Stock or (ii) Company Stock shall be a permitted investment option, whether inside a brokerage arrangement or otherwise. If so directed by Account Owners, up to 100% of the Accounts under the Plan may be invested in Company Stock. To the extent that any Account is invested in Company Stock or in an investment funds consisting primarily of Company Stock, an Account Owner may sell such investment at any time, subject to reasonable administrative delays and any blackout periods imposed by the Committee (including blackout periods that apply to particular Participants to ensure compliance with the securities laws). The funds available for investment and the principal features thereof, including a general description of the investment objectives, the risk and return characteristics, and the type and diversification of the investment portfolio of each fund, shall be communicated to the Account Owners in the Plan from time to time. Any changes in such funds shall be immediately communicated to all Account Owners.

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(c)	Absence of Directions. To the extent that an Account Owner fails to affirmatively direct the investment of his Accounts, the Committee shall direct the Trustee in writing concerning the investment of such Accounts. The Committee shall act by majority vote. Any dissenting member of the Committee shall, having registered his dissent in writing, thereafter cooperate to the extent necessary to implement the decision of the Committee.

(d)	Change in Investment Directions. Account Owners may change their investment directions, with respect to the investment of new contributions and with respect to the investment of existing amounts allocated to Accounts, on any business day, subject to any restrictions and limitations imposed by the Trustee, investment funds, or brokerage arrangement. The Committee shall establish procedures for giving investment directions, which shall be in writing and communicated to Account Owners.

ARTICLE X

Termination and Amendment

10.1	Termination of Plan or Discontinuance of Contributions.

Apache expects to continue the Plan indefinitely, but the continuance of the Plan and the payment of contributions are not assumed as contractual obligations. Apache may terminate the Plan or discontinue contributions at any time. Upon the termination of the Plan or the complete discontinuance of contributions, each Participant’s Accounts shall become fully vested. Upon the partial termination of the Plan, the Accounts of all affected Participants shall become fully vested. The only Participants who are affected by a partial termination are those whose employment with the Company or Affiliated Entity is terminated as a result of the corporate event causing the partial termination; Employees terminated for cause and those who leave voluntarily are not affected by a partial termination.

10.2	Allocations upon Termination or Discontinuance of Company Contributions.

Upon the termination or partial termination of the Plan or upon the complete discontinuance of contributions, the Committee shall promptly notify the Trustee of such termination or discontinuance. The Trustee shall then determine, in the manner prescribed in section 4.2, the net worth of the Trust Fund as of the close of the business day specified by the Committee. The Trustee shall advise the Committee of any increase or decrease in such net worth that has occurred since the preceding Valuation Date. After crediting to the Participant Contributions Account of each Participant any amount contributed since the preceding Valuation Date, the Committee shall thereupon allocate, in the manner described in section 4.3, among the remaining Plan Accounts, in the manner described in Articles III, IV and V, any Company Contributions or forfeitures occurring since the preceding Valuation Date.

10.3	Procedure upon Termination of Plan or Discontinuance of Contributions.

If the Plan has been terminated or partially terminated, or if a complete discontinuance of contributions to the Plan has occurred, then after the allocations required under section 10.2 have been completed, the Trustee shall distribute or transfer the Account(s) of affected Account Owners as follows.

(a)	No Other Plan. If the Company and Affiliated Entities are not treated, pursuant to the Treasury Regulations under Code §401(k), as maintaining another “alternative defined contribution plan,” the Trustee shall distribute each Account Owner’s entire Account in a single payment, after complying with the requirements of section 6.7. For purposes of this section only, an “alternative defined contribution plan” means a defined contribution plan that is not an employee stock ownership plan within the meaning of Code §4975(e)(7) or §409(a)), a simplified employee pension within the meaning of Code §408(k), a SIMPLE IRA within the meaning of Code §408(p), a plan or contract that satisfies the requirements of Code §403(b), or a plan described in Code §457(b) or §457(f).

(b)	Other Plan Maintained. If the Company and Affiliated Entities are treated, pursuant to the Treasury Regulations under Code §401(k), as maintaining another “alternative defined contribution plan,” the Trustee shall (i) distribute the Accounts of each non-Participant Account Owner in a single payment, after complying with the requirements of section 6.7, and (ii) transfer the Accounts of each Participant to an alternative defined contribution plan. All the rights, benefits, features, and distribution restrictions with respect to the transferred amounts shall continue to apply to the transferred amounts unless a change is permitted pursuant to applicable IRS guidance of general applicability.

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(c)	Form of Payment. A transfer made pursuant to this section may be in cash, in kind, or partly in cash and partly in kind. Any distribution made pursuant to this section may be in cash, in shares of Company Stock to the extent an Account is invested in Company Stock, or partly in cash and partly in shares of Company Stock. After all such distributions or transfers have been made, the Trustee shall be discharged from all obligation under the Trust; no Account Owner who has received any such distribution, or for whom any such transfer has been made, shall have any further right or claim under the Plan or Trust.

10.4	Amendment by Apache.

(a)	Amendment. Apache may at any time amend the Plan in any respect, without prior notice, subject to the following limitations. No amendment shall be made that would have the effect of vesting in the Company any part of the Trust Fund or of diverting any part of the Trust Fund to purposes other than for the exclusive benefit of Account Owners. The rights of any Account Owner with respect to contributions previously made shall not be adversely affected by any amendment. No amendment shall reduce or restrict, either directly or indirectly, the accrued benefit (within the meaning of Code §411(d)(6)) provided to any Account Owner before the amendment, except as permitted by the Code or IRS guidance of general applicability.

(b)	Amendment to Vesting Schedule. If the vesting schedule is amended, and it has the potential to provide slower vesting for one or more Participants, each such Participant with a three-year or longer Period of Service may elect to have his nonforfeitable percentage computed under the Plan without regard to such amendment. The period during which the election may be made shall commence with the date the amendment is adopted and shall end on the latest of: (i) 60 days after the amendment is adopted; (ii) 60 days after the amendment becomes effective; or (iii) 60 days after the Participant is issued written notice of the amendment by the Company or Committee. Furthermore, no amendment shall decrease the nonforfeitable percentage, measured as of the later of the date the amendment is adopted or effective, of any Account Owner’s Accounts.

(c)	Procedure. Each amendment shall be in writing. Each amendment shall be approved by Apache’s board of directors or by an officer of Apache who has the authority to amend the Plan. Each amendment shall be executed by an officer of Apache who has the authority to execute the amendment.

ARTICLE XI

Plan Adoption by Affiliated Entities

11.1	Adoption of Plan.

Apache may permit any Affiliated Entity to adopt the Plan and Trust for its Employees. Thereafter, such Affiliated Entity shall deliver to the Trustee a certified copy of the resolutions or other documents evidencing its adoption of the Plan and Trust. The Employees of the Affiliated Entity adopting the Plan shall not be eligible to invest their Accounts in Company Stock until compliance with the applicable registration and reporting requirements of the securities laws.

11.2	Agent of Affiliated Entity.

By becoming a party to the Plan, each Affiliated Entity appoints Apache as its agent with authority to act for the Affiliated Entity in all transactions in which Apache believes such agency will facilitate the administration of the Plan. Apache shall have the sole authority to amend and terminate the Plan.

11.3	Disaffiliation and Withdrawal from Plan.

(a)	Disaffiliation. Any Affiliated Entity that has adopted the Plan and thereafter ceases for any reason to be an Affiliated Entity shall forthwith cease to be a party to the Plan.

(b)	Withdrawal. Any Affiliated Entity may, by appropriate action and written notice thereof to Apache, provide for the discontinuance of its participation in the Plan. Such withdrawal from the Plan shall not be effective until the end of the Plan Year.

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11.4	Effect of Disaffiliation or Withdrawal.

If at the time of disaffiliation or withdrawal, the disaffiliating or withdrawing entity, by appropriate action, adopts a substantially identical plan that provides for direct transfers from this Plan, then, as to Account Owners associated with such entity, no plan termination shall have occurred; the new plan shall be deemed a continuation of this Plan for such Account Owners. In such case, the Trustee shall transfer to the trustee of the new plan all of the assets held for the benefit of Account Owners associated with the disaffiliating or withdrawing entity, and no forfeitures or acceleration of vesting shall occur solely by reason of such action. Such payment shall operate as a complete discharge of the Trustee, and of all organizations except the disaffiliating or withdrawing entity, of all obligations under this Plan to Account Owners associated with the disaffiliating or withdrawing entity. A new plan shall not be deemed substantially identical to this Plan if it provides slower vesting than this Plan. Nothing in this section shall authorize the divesting of any vested portion of a Participant’s Account(s).

11.5	Actions upon Disaffiliation or Withdrawal.

(a)	Distribution or Transfer. If an entity disaffiliates from Apache or withdraws from the Plan and the provisions of section 11.4 are not followed, then the following rules apply to the Account(s) of the Account Owners associated with the disaffiliating or withdrawing entity. The Account Owner’s Accounts shall remain in this Plan until a distribution is processed under the usual rules of Article VI, unless the disaffiliating or withdrawing entity maintains another qualified plan that accepts direct transfers from this Plan, in which case the Committee may transfer the Account Owner’s Accounts to the disaffiliating or withdrawing entity’s plan without the consent of the Account Owner.

(b)	Form of Transfer. A transfer made pursuant to this section may be in cash, in kind, or partly in cash and partly in kind. Any distribution made pursuant to this section may be in cash, in shares of Company Stock to the extent an Account is invested in Company Stock, or partly in cash and partly in shares of Company Stock. After such distribution or transfer has been made, no Account Owner who has received any such distribution, or for whom any such transfer has been made, shall have any further right or claim under the Plan or Trust.

ARTICLE XII

Top-Heavy Provisions

12.1	Application of Top-Heavy Provisions.

The provisions of this Article XII shall be applicable only if the Plan becomes “top-heavy” as defined below for any Plan Year. If the Plan becomes “top-heavy” for a Plan Year, the provisions of this Article XII shall apply to the Plan effective as of the first day of such Plan Year and shall continue to apply to the Plan until the Plan ceases to be “top-heavy” or until the Plan is terminated or otherwise amended.

12.2	Determination of Top-Heavy Status.

The Plan shall be considered “top-heavy” for a Plan Year if, as of the last day of the prior Plan Year, the aggregate of the Account balances (as calculated according to the regulations under Code §416) of Key Employees under this Plan (and under all other plans required or permitted to be aggregated with this Plan) exceeds 60% of the aggregate of the Account balances (as calculated according to the regulations under Code §416) in this Plan (and under all other plans required or permitted to be aggregated with this Plan) of all current Employees and all former Employees who had performed services for Apache or an Affiliated Entity within the one-year period ending on the last day of the prior Plan Year. This ratio shall be referred to as the “top-heavy ratio”. For purposes of determining the account balance of any Participant, (a) the balance shall be determined as of the last day of the prior Plan Year, (b) the balance shall also include any distributions to the Participant during the one-year period ending on the last day of the prior Plan Year, and (c) the balance shall also include, for distributions made for a reason other than severance of employment or death or disability, any distributions to the Participant during the five-year period ending on the last day of the prior Plan Year. This shall also apply to distributions under a terminated plan that, if it had not been terminated, would have been required to be included in an aggregation group. The Account balances of a Participant who had once been a Key Employee, but who is not a Key Employee during the Plan Year, shall not be taken into account. The following plans must be aggregated with this Plan for the top-heavy test: (a) a qualified plan maintained by the Company or an Affiliated Entity in which a Key Employee participated during this Plan

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Year or during the previous four Plan Years and (b) any other qualified plan maintained by the Company or an Affiliated Entity that enables this Plan or any plan described in clause (a) to meet the requirements of Code §401(a)(4) or §410. The following plans may be aggregated with this Plan for the top-heavy test: any qualified plan maintained by the Company or an Affiliated Entity that, in combination with the Plan or any plan required to be aggregated with this Plan when testing this Plan for top-heaviness, would satisfy the requirements of Code §401(a)(4) and §410. If one or more of the plans required or permitted to be aggregated with this Plan is a defined benefit plan, a Participant’s “account balance” shall equal the present value of the Participant’s accrued benefit. If the aggregation group includes more than one defined benefit plan, the same actuarial assumptions shall be used with respect to each such defined benefit plan. The foregoing top-heavy ratio shall be computed in accordance with the provisions of Code §416(g), together with the regulations and rulings thereunder.

12.3	Special Vesting Rule.

Unless section 5.1 provides for faster vesting, the amount credited to the Participant’s Company Contributions Account shall vest in accordance with the following schedule during any top-heavy Plan Year:

Period of Service	Vesting Percentage
Less than 2 years	0%
At least 2 years, but less than 3 years	20%
At least 3 years, but less than 4 years	40%
At least 4 years, but less than 5 years	60%
At least 5 years, but less than 6 years	80%
6 or more years	100%

12.4	Special Minimum Contribution.

Notwithstanding the provisions of section 3.1, in every top-heavy Plan Year, a minimum allocation is required for each Non-Key Employee who both (a) performed one or more hours of service as an Employee during the Plan Year as a Covered Employee after satisfying the eligibility requirements of section 2.1, and (b) was an Employee on the last day of the Plan Year. The minimum allocation shall be a percentage of each Non-Key Employee’s Compensation. The percentage shall be the lesser of 3% or the largest percentage obtained for any Key Employee by dividing his Annual Additions (to this Plan and any other plan aggregated with this Plan) for the Plan Year by his Compensation for the Plan Year. If the Participant participates in both this Plan and the Apache Corporation Money Purchase Retirement Plan, then the Participant’s minimum allocation shall be provided in the Apache Corporation Money Purchase Retirement Plan. If this minimum allocation is not otherwise satisfied for any Non-Key Employee, the Company shall contribute the additional amount needed to satisfy this requirement to such Non-Key Employee’s Company Contributions Account.

12.5	Change in Top-Heavy Status.

If the Plan ceases to be a “top-heavy” plan as defined in this Article XII, and if any change in the benefit structure, vesting schedule, or other component of a Participant’s accrued benefit occurs as a result of such change in top-heavy status, the nonforfeitable portion of each Participant’s benefit attributable to Company Contributions shall not be decreased as a result of such change. In addition, each Participant with at least a three-year Period of Service on the date of such change, may elect to have the nonforfeitable percentage computed under the Plan without regard to such change in status. The period during which the election may be made shall commence on the date the Plan ceases to be a top-heavy plan and shall end on the later of (a) 60 days after the change in status occurs, (b) 60 days after the change in status becomes effective, or (c) 60 days after the Participant is issued written notice of the change by the Company or the Committee.

ARTICLE XIII

Miscellaneous

13.1	Right to Dismiss Employees - No Employment Contract.

The Company and Affiliated Entities may terminate the employment of any employee as freely and with the same effect as if this Plan were not in existence. Participation in this Plan by an employee shall not constitute an express or implied contract of employment between the Company or an Affiliated Entity and the employee.

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13.2	Claims Procedure.

(a)	General. Each claim for benefits shall be processed in accordance with the procedures that are established by the Committee. The procedures shall comply with the guidelines specified in this section. The Committee may delegate its duties under this section.

(b)	Representatives. A claimant may appoint a representative to act on his behalf. The Plan shall only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan shall recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan shall recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan shall direct all information and notification regarding the claim to the authorized representative and the claimant shall not be copied on any notifications regarding decisions, unless the claimant provides specific written direction otherwise.

(c)	Extension of Deadlines. The claimant may agree to an extension of any deadline that is mentioned in this section that applies to the Plan. The Committee or the relevant decision-maker may agree to an extension of any deadline that is mentioned in this section that applies to the claimant.

(d)	Fees. The Plan may not charge any fees to a claimant for utilizing the claims process described in this section.

(e)	Filing a Claim. A claim is made when the claimant files a claim in accordance with the procedures specified by the Committee. Any communication regarding benefits that is not made in accordance with the Plan’s procedures will not be treated as a claim.

(f)	Initial Claims Decision. The Plan shall decide a claim within a reasonable time up to 90 days after receiving the claim. The Plan shall have a 90-day extension, but only if the Plan is unable to decide within 90 days for reasons beyond its control, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 90th day after receiving the claim, and the Plan notifies the claimant of the date by which the Plan expects to make a decision.

(g)	Notification of Initial Decision. The Plan shall provide the claimant with written notification of the Plan’s full or partial denial of a claim, reduction of a previously approved benefit, or termination of a benefit. The notification shall include a statement of the reason(s) for the decision; references to the plan provision(s) on which the decision was based; a description of any additional material or information necessary to perfect the claim and why such information is needed; a description of the procedures and deadlines for appeal; a description of the right to obtain information about the appeal procedures; and a statement of the claimant’s right to sue.

(h)	Appeal. The claimant may appeal any adverse or partially adverse decision. To appeal, the claimant must follow the procedures specified by the Committee. The appeal must be filed within 60 days of the date the claimant received notice of the initial decision. If the appeal is not timely and properly filed, the initial decision shall be the final decision of the Plan. The claimant may submit documents, written comments, and other information in support of the appeal. The claimant shall be given reasonable access at no charge to, and copies of, all documents, records, and other relevant information.

(i)	Appellate Decision. The Plan shall decide the appeal of a claim within a reasonable time of no more than 60 days from the date the Plan receives the claimant’s appeal. The 60-day deadline shall be extended by an additional 60 days, but only if the Committee determines that special circumstances require an extension, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 60th day after receiving the appeal, and the Plan notifies the claimant of the date by which the Plan expects to make a decision. If an appeal is missing any information from the claimant that is needed to decide the appeal, the Plan shall notify the claimant of the missing information and grant the claimant a reasonable period to provide the missing information. If the missing information is not timely provided, the Plan shall deny the claim. If the missing information is timely provided, the 60-day deadline (or 120-day deadline with the extension) for the Plan to make its decision shall be increased by the length of time between the date the Plan requested the missing information and the date the Plan received it.

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(j)	Notification of Decision. The Plan shall provide the claimant with written notification of the Plan’s appellate decision (positive or adverse). The notification of any adverse or partially adverse decision shall include a statement of the reason(s) for the decision; reference to the plan provision(s) on which the decision was based; a statement of the claimant’s right to sue; and a statement that the claimant is entitled to receive, free of charge and upon request, reasonable access to and copies of all documents, records, and other information relevant to the claim.

(k)	Limitations on Bringing Actions in Court. Once an appellate decision that is adverse or partially adverse to the claimant has been made, the claimant may file suit in court only if he does so by the earlier of the following dates: (i) the one-year anniversary of the date of the appellate decision, or (ii) the date on which the statute of limitations for such claim expires.

(l)	Discretionary Authority. The Committee shall have total discretionary authority to determine eligibility, status, and the rights of all individuals under the Plan and to construe any and all terms of the Plan.

13.3	Source of Benefits.

All benefits payable under the Plan shall be paid solely from the Trust Fund, and the Company and Affiliated Entities assume no liability or responsibility therefor.

13.4	Exclusive Benefit of Employees.

It is the intention of the Company that no part of the Trust, other than as provided in sections 3.3, 9.2, and 13.9 and Article VII hereof and the Trust Agreement, ever to be used for or diverted for purposes other than for the exclusive benefit of Participants, Alternate Payees, and their beneficiaries, and that this Plan shall be construed to follow the spirit and intent of the Code and ERISA.

13.5	Forms of Notices.

Wherever provision is made in the Plan for the filing of any notice, election, or designation by a Participant, Spouse, Alternate Payee, or beneficiary, the action of such individual may be evidenced by the execution of such form as the Committee may prescribe for the purpose. The Committee may also prescribe alternate methods for filing any notice, election, or designation (such as telephone voice-response or e-mail).

13.6	Failure of Any Other Entity to Qualify.

If any entity adopts this Plan but fails to obtain or retain the qualification of the Plan under the applicable provisions of the Code, such entity shall withdraw from this Plan upon a determination by the Internal Revenue Service that it has failed to obtain or retain such qualification. Within 30 days after the date of such determination, the assets of the Trust Fund held for the benefit of the Employees of such entity shall be separately accounted for and disposed of in accordance with the Plan and Trust.

13.7	Notice of Adoption of the Plan.

The Company shall provide each of its Employees with notice of the adoption of this Plan, notice of any amendments to the Plan, and notice of the salient provisions of the Plan prior to the end of the first Plan Year. A complete copy of the Plan shall also be made available for inspection by Employees or any other individual with an Account balance under the Plan.

13.8	Plan Merger.

If this Plan is merged or consolidated with, or its assets or liabilities are transferred to, any other qualified plan of deferred compensation, each Participant shall be entitled to receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer if this Plan had then been terminated.

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13.9	Inalienability of Benefits - Domestic Relations Orders.

(a)	General. Except as provided in section 7.2, relating to Plan loans, subsection 6.1(d) relating to disclaimers, and subsections (b), (g), and (h) below, no Account Owner shall have any right to assign, alienate, transfer, or encumber his interest in any benefits under this Plan, nor shall such benefits be subject to any legal process to levy upon or attach the same for payment of any claim against any such Account Owner.

(b)	QDRO Exception. Subsection (a) shall apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a Domestic Relations Order unless such Domestic Relations Order is a QDRO, in which case the Plan shall make payment of benefits in accordance with the applicable requirements of any such QDRO.

(c)	QDRO Requirements. In order to be a QDRO, the Domestic Relations Order must satisfy the requirements of Code §414(p) and ERISA §206(d)(3). In particular, the Domestic Relations Order: (i) must specify the name and the last known mailing address of the Participant; (ii) must specify the name and mailing address of each Alternate Payee covered by the order; (iii) must specify either the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; (iv) must specify the number of payments or period to which such order applies; (v) must specify each plan to which such order applies; (vi) may not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan, subject to the provisions of subsection (f); (vii) may not require the Plan to provide increased benefits (determined on the basis of actuarial value); and (viii) may not require the payment of benefits to an Alternate Payee if such benefits have already been designated to be paid to another Alternate Payee under another order previously determined to be a QDRO.

(d)	QDRO Payment Rules. In the case of any payment before an Employee has separated from service, a Domestic Relations Order shall not be treated as failing to meet the requirements of subsection (c) solely because such order requires that payment of benefits be made to an Alternate Payee (i) on or after the dates specified in subsection (f), (ii) as if the Employee had retired on the date on which such payment is to begin under such order (but taking into account only the Account balance on such date), and (iii) in any form in which such benefits may be paid under the Plan to the Employee. For purposes of this subsection, the Account balance as of the date specified in the QDRO shall be the vested portion of the Employee’s Account(s) on such date.

(e)

QDRO Review Procedures and Suspension of Benefits. The Committee shall establish reasonable procedures to determine the qualified status of Domestic Relations Orders and to administer distributions under QDROs. Such procedures shall be in writing and shall permit an Alternate Payee to designate a representative to receive copies of notices. The Committee may temporarily prevent the Participant from borrowing from his Accounts and shall temporarily suspend distributions and withdrawals from the Participant’s Accounts, except to the extent necessary to make the required minimum distributions under Code §401(a)(9), when the Committee receives a Domestic Relations Order or a draft of such an order that affects the Participant’s Accounts or when one or the following individuals informs the Committee, orally or in writing, that a QDRO is in process or may be in process: the Participant, a prospective Alternate Payee, or counsel for the Participant or a prospective Alternate Payee. The Committee shall promulgate reasonable and non-discriminatory rules regarding such suspensions, including but not limited to how long such suspensions remain in effect. The procedures may allow the Participant to borrow such amounts from the Plan, subject to the limits of Article VII, and the Participant to receive such distributions and withdrawals from the Plan, subject to the rules of Articles VI and VII, as are consented to in writing by all prospective Alternate Payees identified in the Domestic Relations Order or, in the absence of a Domestic Relations Order, as are consented to in writing by the prospective Alternate Payee(s) who informed the Committee that a QDRO was in process or may be in process. When the Committee receives a Domestic Relations Order it shall promptly notify the Participant and each Alternate Payee of such receipt and provide them with copies of the Plan’s procedures for determining the qualified status of the order. Within a reasonable period after receipt of a Domestic Relations Order, the Committee shall determine whether such order is a QDRO and notify the Participant and each Alternate Payee of such determination. During any period in which the issue of whether a Domestic Relations Order is a QDRO is being

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determined (by the Committee, by a court of competent jurisdiction, or otherwise), the Committee shall separately account for the amounts payable to the Alternate Payee if the order is determined to be a QDRO. If the order (or modification thereof) is determined to be a QDRO within 18 months after the date the first payment would have been required by such order, the Committee shall pay the amounts separately accounted for (plus any interest thereon) to the individual(s) entitled thereto. However, if the Committee determines that the order is not a QDRO, or if the issue as to whether such order is a QDRO has not been resolved within 18 months after the date of the first payment would have been required by such order, then the Committee shall pay the amounts separately accounted for (plus any interest thereon) to the individual(s) who would have been entitled to such amounts if there had been no order. Any determination that an order is a QDRO that is made after the close of the 18-month period shall be applied prospectively only. If the Plan’s fiduciaries act in accordance with fiduciary provision of ERISA in treating a Domestic Relations Order as being (or not being) a QDRO or in taking action in accordance with this subsection, then the Plan’s obligation to the Participant and each Alternate Payee shall be discharged to the extent of any payment made pursuant to the acts of such fiduciaries.

(f)	Rights of Alternate Payee. The Alternate Payee shall have the following rights under the Plan:

(i)	Single Payment. The only form of payment available to an Alternate Payee is a single payment of the distributable amount (measured at the time the payment is processed), except for the minimum required distributions under paragraph (ii) and except that partial withdrawals are available to the Alternate Payee between the date the Participant attains age 59 1⁄2 and the Participant’s Required Beginning Date. If the Alternate Payee is awarded more than the distributable amount, the Alternate Payee shall initially be eligible to receive a distribution of the distributable amount, with additional amounts becoming eligible for distribution when more of the amount awarded to the Alternate Payee becomes distributable.

(ii)	Timing of Distribution. Subject to the limits imposed by this paragraph, the Alternate Payee may choose (or the QDRO may specify) the date of the distribution. If the value of the nonforfeitable portion of an Alternate Payee’s Account is $5,000 or less, the Alternate Payee shall receive a single payment of the distributable amount as soon as practicable (without the Alternate Payee’s consent), provided that the value is $5,000 or less when the distribution is processed. Otherwise, the distribution to the Alternate Payee may occur at any time after the Committee determines that the Domestic Relations Order is a QDRO and before the Participant’s Required Beginning Date (unless the order is determined to be a QDRO after the Participant’s Required Beginning Date, in which case the first minimum required distribution to the Alternate Payee shall be made by the deadline for making such distributions under Code §401(a)(9), which will usually be the end of the year in which the order was determined to be a QDRO). An Alternate Payee shall receive annual distributions of at least the minimum amount required to be distributed pursuant to Code §401(a)(9), which shall be calculated by using only the Participant’s life expectancy, which shall be recalculated each year; the Alternate Payee may withdraw any larger amount. The Alternate Payee may request that his first minimum required distribution be distributed in the calendar year preceding the Participant’s Required Beginning Date; the Plan shall comply with this request if administratively practicable to do so.

(iii)	Death of Alternate Payee. The Alternate Payee may designate one or more beneficiaries, as specified in section 6.1. When the Alternate Payee dies, the Alternate Payee’s beneficiary shall receive a complete distribution of the distributable amount in a single payment as soon as administratively convenient.

(iv)	Investing. An Alternate Payee may direct the investment of his Account pursuant to section 9.3.

(v)	Claims. The Alternate Payee may bring claims against the Plan pursuant to section 13.2.

(vi)	Roth Contributions and Rollovers. The amount awarded to the Alternate Payee shall contain a pro rate share (determined as of the date specified in the QDRO or, if the QDRO is silent, determined as of the date of the divorce or annulment) of the Participant’s designated Roth contributions within the meaning of Code §402A(c)(1).

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(g)	Exception for Misconduct towards the Plan. Subsection (a) shall not apply to any offset of a Participant’s benefits against an amount that the Participant is ordered or required to pay to the Plan if the following conditions are met.

(i)	The order or requirement to pay must arise (A) under a judgment of conviction for a crime involving the Plan, (B) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA, or (iii) pursuant to a settlement agreement between the Secretary of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA by a fiduciary or any other person.

(ii)	The judgment, order, decree, or settlement agreement must expressly provide for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s benefits provided under the Plan.

(iii)	To the extent that the survivor annuity requirements of Code §401(a)(11) apply with respect to distributions from the Plan to the Participant, if the Participant is married at the time at which the offset is to be made, (A) either the Participant’s Spouse must have already waived his right to a qualified preretirement survivor annuity and a qualified joint and survivor annuity or the Participant’s Spouse must consent in writing to such offset with such consent witnessed by a notary public or representative of the Plan (or it is established to the satisfaction of a Plan representative that such consent may not be obtained by reason of circumstances described in Code §417(a)(2)(B)), or (B) the Participant’s Spouse is ordered or required in such judgment, order, decree, or settlement to pay an amount to the Plan in connection with a violation of part 4 of subtitle B of title I of ERISA, or (C) in such judgment, order, decree, or settlement, the Participant’s Spouse retains the right to receive a survivor annuity under a qualified joint and survivor annuity pursuant to Code §401(a)(11)(A)(i) and under a qualified preretirement survivor annuity provided pursuant to Code §401(a)(11)(A)(ii). The value of the Spouse’s survivor annuity in subparagraph (C) shall be determined as if the Participant terminated employment on the date of the offset, there was no offset, the Plan permitted commencement of benefits only on or after Normal Retirement Age, the Plan provided only the “minimum-required qualified joint and survivor annuity,” and the amount of the qualified preretirement survivor annuity under the Plan is equal to the amount of the survivor annuity payable under the “minimum-required qualified joint and survivor annuity.” For purposes of this paragraph only, the “minimum-required qualified joint and survivor annuity” is the qualified joint and survivor annuity which is the actuarial equivalent of the Participant’s accrued benefit (within the meaning of Code §411(a)(7)) and under which the survivor annuity is 50% of the amount of the annuity which is payable during the joint lives of the Participant and his Spouse.

The Committee shall temporarily prevent the Account Owner from borrowing from his Accounts and shall temporarily suspend distributions and withdrawals from his Accounts, except to the extent necessary to make the required minimum distributions under Code §401(a)(9), when the Committee has reason to believe that the Plan may be entitled to an offset of the Participant’s benefits described in this subsection. The Committee shall promulgate reasonable and non-discriminatory rules regarding such suspensions, including but not limited to how long such suspensions remain in effect

(h)	Exception for Federal Liens. Subsection (a) shall not apply to the enforcement of a federal tax levy made pursuant to Code §6331, the collection by the United States on a judgment resulting from an unpaid tax assessment, or any debt or obligation that is permitted to be collected from the Plan under federal law (such as the Federal Debt Collection Procedures Act of 1977). The Committee may temporarily suspend distributions and withdrawals from an Account, except to the extent necessary to make the required minimum distributions under Code §401(a)(9), when the Committee has reason to believe that such a federal tax levy or other obligation has or will be received. The Committee shall promulgate reasonable and non-discriminatory rules regarding such suspensions, including but not limited to how long such suspensions remain in effect.

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13.10	Payments due Minors or Incapacitated Individuals.

If any individual entitled to payment under the Plan is a minor, the Committee shall cause the payment to be made to the custodian or representative who, under the state law of the minor’s domicile, is authorized to receive funds on behalf of the minor. If any individual entitled to payment under this Plan has been legally adjudicated to be mentally incompetent or incapacitated, the Committee shall cause the payment to be made to the custodian or representative who, under the state law of the incapacitated individual’s domicile, is authorized to receive funds on behalf of the incapacitated individual. Payments made pursuant to such power shall operate as a complete discharge of the Trust Fund, the Trustee, and the Committee.

13.11	Uniformity of Application.

The provisions of this Plan shall be applied in a uniform and non-discriminatory manner in accordance with rules adopted by the Committee, which rules shall be systematically followed and consistently applied so that all individuals similarly situated shall be treated alike.

13.12	Disposition of Unclaimed Payments.

Each Participant, Alternate Payee, or beneficiary with an Account balance in this Plan must file with the Committee from time to time in writing his address, the address of each beneficiary (if applicable), and each change of address. Any communication, statement, or notice addressed to such individual at the last address filed with the Committee (or if no address is filed with the Committee then at the last address as shown on the Company’s records) will be binding on such individual for all purposes of the Plan. Neither the Committee nor the Trustee shall be required to search for or locate any missing individual. If the Committee notifies an individual that he is entitled to a distribution and also notifies him that a failure to respond may result in a forfeiture of benefits, and the individual fails to claim his benefits under the Plan or make his address known to the Committee within a reasonable period of time after the notification, then the benefits under the Plan of such individual shall be forfeited. Any amount forfeited pursuant to this section shall be allocated pursuant to subsection 5.4(d). If the individual should later make a claim for this forfeited amount, the Company shall, if the Plan is still in existence, make a special contribution to the Plan equal to the forfeiture, and such amount shall be distributed to the individual; if the Plan is not then in existence, the Company shall pay the amount of the forfeiture to the individual.

13.13	Applicable Law.

This Plan shall be construed and regulated by ERISA, the Code, and, unless otherwise specified herein and to the extent applicable, the laws of the State of Texas excluding any conflicts-of-law provisions.

ARTICLE XIV

Matters Affecting Company Stock

14.1	Voting, Etc.

The shares of Company Stock in Accounts, whether or not vested, may be voted by the Account Owner to the same extent as if duly registered in the Account Owner’s name. The Trustee or its nominee in which the shares are registered shall vote the shares solely as agent of the Account Owner and in accordance with the instructions of the Account Owner. If no instructions are received, the Trustee shall vote the shares of Company Stock for which it has received no voting instructions in the same proportions as the Account Owners affirmatively directed their shares of Company Stock to be voted unless the Trustee determines that a pro rata vote would be inconsistent with its fiduciary duties under ERISA. If the Trustee makes such a determination, the Trustee shall vote the Company Stock as it determines to be consistent with its fiduciary duties under ERISA. Each Account Owner who has Company Stock allocated to his Accounts shall direct the Trustee concerning the tender (as provided below) and the exercise of any other rights appurtenant to the Company Stock. The Trustee shall follow the directions of the Account Owner with respect to the tender.

14.2	Notices.

Apache shall cause to be mailed or delivered to each Account Owner copies of all notices and other communications sent to the Apache shareholders at the same times so mailed or delivered by Apache to its other shareholders.

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14.3	Retention/Sale of Company Stock and Other Securities.

The Trustee is authorized and directed to retain the Company Stock and any other Apache securities acquired by the Trust except as follows:

(a)	In the normal course of Plan administration, the Trustee shall sell Company Stock to satisfy Plan administration and distribution requirements as directed by the Committee or in accordance with provisions of the Plan specifically authorizing such sales.

(b)	In the event of a transaction involving the Company Stock evidenced by the filing of Schedule 14D-1 with the Securities and Exchange Commission (“SEC”) or any other similar transaction by which any person or entity seeks to acquire beneficial ownership of 50% or more of the shares of Company Stock outstanding and authorized to be issued from time to time under Apache’s articles of incorporation (“tender offer”), the Trustee shall sell, convey, or transfer Company Stock pursuant to written instructions of Account Owners delivered to the Trustee in accordance with the following sections 14.4 through 14.15. For purposes of such provisions, the term “filing date” means the date relevant documents concerning a tender offer are filed with the SEC or, if such filing is not required, the date the Trustee receives actual notice that a tender offer has commenced.

(c)	If Apache makes any distribution of Apache securities with respect to the shares of Company Stock held in the Plan, other than additional shares of Company Stock (any such securities are hereafter referred to as “stock rights”), the Trustee shall sell, convey, transfer, or exercise such stock rights pursuant to written instructions of Account Owners delivered to the Trustee in accordance with the following sections of this Article.

14.4	Tender Offers.

(a)	Allocated Stock. In the event of any tender offer, each Account Owner shall have the right to instruct the Trustee to tender any or all shares of Company Stock, whether or not vested, that are allocated to his Accounts under the Plan on or before the filing date. The Trustee shall follow the instructions of the Account Owner. The Trustee shall not tender any Company Stock for which no instructions are received.

(b)	Unallocated Stock. The Trustee shall tender all shares of Company Stock that are not allocated to Accounts in the same proportion as the Account Owners directed the tender of Company Stock allocated to their Accounts unless the Trustee determines that a pro rata tender would be inconsistent with its fiduciary duties under ERISA. If the Trustee makes such a determination, the Trustee shall tender or not tender the unallocated Company Stock as it determines to be consistent with its fiduciary duties under ERISA.

(c)	Suspension of Share Purchases. In the event of a tender offer, the Trustee shall suspend all purchases of Company Stock pursuant to the Plan unless the Committee otherwise directs. Until the termination of such tender offer and pending such Committee direction, the Trustee shall invest available cash pursuant to the applicable provisions of the Plan and the Trust Agreement.

(d)	Temporary Suspension of Certain Cash Distributions. Notwithstanding anything in the Plan to the contrary, no option to receive cash in lieu of Company Stock shall be honored during the pendency of a tender offer unless the Committee otherwise directs.

14.5	Stock Rights.

(a)	General. If Apache makes a distribution of stock rights with respect to the Company Stock held in the Plan and if the stock rights become exercisable or transferable (the date on which the stock rights become exercisable or transferable shall be referred to as the “exercise date”), each Account Owner shall determine whether to exercise the stock rights, sell the stock rights, or hold the stock rights allocated to his Accounts. The provisions of this section shall apply to all stock rights received with respect to Company Stock held in Accounts, whether or not the Company Stock with respect to which the stock rights were issued are vested.

(b)	Independent Fiduciary. The Independent Fiduciary provided for in this section 14.15 below shall act with respect to the stock rights. All Account Owner directions concerning the exercise or disposition of the stock rights shall be given to the Independent Fiduciary, who shall have the sole responsibility of assuring that the Account Owners’ directions are followed.

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(c)	Exercise of Stock Rights. If, on or after the exercise date, an Account Owner wishes to exercise all or a portion of the stock rights allocated to his Accounts, the Independent Fiduciary shall follow the Account Owner’s direction to the extent that there is cash or other liquid assets available in his Accounts to exercise the stock rights. Notwithstanding any other provision of the Plan, each Account Owner who has stock rights allocated to his Accounts shall have a period of five business days following the exercise date in which he may give instructions to the Committee to liquidate any of the assets held in his Accounts (except shares of Company Stock or assets such as guaranteed investment contracts or similar investments), but only if he does not have sufficient cash or other liquid assets in his Accounts to exercise the stock rights. The liquidation of any necessary investments pursuant to an Account Owner’s direction shall be accomplished as soon as reasonably practicable, taking into account any timing restrictions with respect to the investment funds involved. The cash obtained shall be used to exercise the stock rights, as the Account Owner directs. Any cash that is not so used shall be invested in a cash equivalent until the next date on which the Account Owner may change his investment directions under the Plan.

(d)	Sale of Stock Rights. On and after the exercise date, the Independent Fiduciary shall sell all or a portion of the stock rights allocated to Accounts, as the Account Owner shall direct.

14.6	Other Rights Appurtenant to the Company Stock.

If there are any rights appurtenant to the Company Stock, other than voting, tender, or stock rights, each Account Owner shall exercise or take other appropriate action concerning such rights with respect to the Company Stock, whether or not vested, that is allocated to their Accounts in the same manner as the other holders of the Company Stock, by giving written instructions to the Trustee. The Trustee shall follow all such instructions, but shall take no action with respect to allocated Company Stock for which no instructions are received. The Trustee shall exercise or take other appropriate action concerning any such rights appurtenant to unallocated Company Stock.

14.7	Information to Trustee.

Promptly after the filing date, the exercise date, or any other event that requires action with respect to the Company Stock, the Committee shall deliver or cause to be delivered to the Trustee or the Independent Fiduciary, as appropriate, a list of the names and addresses of Account Owners showing (i) the number of shares of Company Stock allocated to each Account Owner’s Accounts under the Plan, (ii) each Account Owner’s pro rata portion of any unallocated Company Stock, and (iii) each Account Owner’s share of any stock rights distributed by Apache. The Committee shall date and certify the accuracy of such information, and such information shall be updated periodically by the Committee to reflect changes in the shares of Company Stock and other assets allocated to Accounts.

14.8	Information to Account Owners.

The Trustee or the Independent Fiduciary, as appropriate, shall distribute and/or make available to each affected Account Owner the following materials:

(a)	A copy of the description of the terms and conditions of any tender offer filed with the SEC on Schedule 14D-1, or any similar materials if such filing is not required, any material distributed to shareholders generally with respect to the stock rights, and any proxy statements and any other material distributed to shareholders generally with respect to any action to be taken with respect to the Company Stock.

(b)	If requested by Apache, a statement from Apache’s management setting forth its position with respect to a tender offer that is filed with the SEC on Schedule 14D-9 and/or a communication from Apache given pursuant to 17 C.F.R. 240.14d-9(e), or any similar materials if such filing or communications are not required.

(c)

An instruction form prepared by Apache and approved by the Trustee or the Independent Fiduciary, to be used by an Account Owner who wishes to instruct the Trustee to tender Company Stock in response to the tender offer, to instruct the Independent Fiduciary to sell or exercise stock rights, or to instruct

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the Trustee or Independent Fiduciary with respect to any other action to be taken with respect to the Company Stock. The instruction form shall state that (i) if the Account Owner fails to return an instruction form to the Trustee by the indicated deadline, the Trustee will not tender any shares of Company Stock the Account Owner is otherwise entitled to tender, (ii) the Independent Fiduciary will not sell or exercise any right allocated to the Account except upon the written direction of the Account Owner, (iii) the Trustee or Independent Fiduciary will not take any other action that the Account Owner could have directed, and (iv) Apache acknowledges and agrees to honor the confidentiality of the Account Owner’s directions to the Trustee.

(d)	Such additional material or information as the Trustee or the Independent Fiduciary may consider necessary to assist the Account Owner in making an informed decision and in completing or delivering the instruction form (and any amendments thereto) to the Trustee or the Fiduciary on a timely basis.

14.9	Expenses.

The Trustee and the Independent Fiduciary shall have the right to require payment in advance by Apache and the party making the tender offer of all reasonably anticipated expenses of the Trustee and the Independent Fiduciary, respectively, in connection with the distribution of information to and the processing of instructions received from Account Owners.

14.10	Former Account Owners.

Apache shall furnish former Account Owners who have received distributions of Company Stock so recently as to not be shareholders of record with the information furnished pursuant to section 14.8. The Trustee and the Independent Fiduciary are hereby authorized to take action with respect to the Company Stock distributed to such former Account Owners in accordance with appropriate instructions from them. If the Trustee does not receive appropriate instructions, it shall take no action with respect to the distributed Company Stock.

14.11	No Recommendations.

Neither the Committee, the Committee Fiduciary, the Trustee, nor the Independent Fiduciary shall express any opinion or give any advice or recommendation to any Account Owner concerning voting the Company Stock, any tender offer, stock rights, or the exercise of any other rights appurtenant to the Company Stock, nor shall they have any authority or responsibility to do so. Neither the Trustee nor the Independent Fiduciary has any duty to monitor or police the party making a tender offer or Apache in promoting or resisting a tender offer; provided, however, that if the Trustee or the Independent Fiduciary becomes aware of activity that on its face reasonably appears to the Trustee or Independent Fiduciary to be materially false, misleading, or coercive, the Trustee or the Independent Fiduciary, as the case may be, shall promptly demand that the offending party take appropriate corrective action. If the offending party fails or refuses to take appropriate corrective action, the Trustee or the Independent Fiduciary, as the case may be, shall communicate with affected Account Owners in such manner as it deems advisable.

14.12	Trustee to Follow Instructions.

(a)	So long as the Trustee and the Independent Fiduciary, as the case may be, have determined that the Plan is in compliance with ERISA §404(c), the Trustee or the Independent Fiduciary shall tender, deal with stock rights, and act with respect to any other rights appurtenant to the Company Stock, pursuant to the terms and conditions of the particular transaction or event, and in accordance with instructions received from Account Owners. Except for voting, the Trustee or the Independent Fiduciary shall take no action with respect to Company Stock, stock rights, or other appurtenant rights for which no instructions are received, and such Company Stock, stock rights, or other appurtenant rights shall be treated like all other Company Stock, stock rights, or other appurtenant rights for which no instructions are received. The Trustee, or if an Independent Fiduciary has been appointed, the Independent Fiduciary, shall vote the allocated Company Stock that an Account Owner does not vote as specified in section 14.1.

(b)	If the Trustee or Independent Fiduciary determines that the Plan does not satisfy the requirements of ERISA §404(c), the Trustee or Independent Fiduciary shall follow the instructions of the Account Owner with respect to voting, tender, stock rights, or other rights appurtenant to the Company Stock unless the Trustee or Independent Fiduciary determines that to do so would be inconsistent with its fiduciary duties under ERISA. In such case, the Trustee or the Independent Fiduciary shall take such action as it determines to be consistent with its fiduciary duties under ERISA.

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14.13	Confidentiality.

(a)	The Committee shall designate one of its members (the “Committee Fiduciary”) to receive investment directions and to transmit such directions to the Trustee or Independent Fiduciary, as the case may be. The Committee Fiduciary shall also receive all Account Owner instructions concerning voting, tender, stock rights, and other rights appurtenant to the Company Stock. The Committee Fiduciary shall communicate the instructions to the Trustee or the Fiduciary, as appropriate.

(b)	Neither the Committee Fiduciary, the Trustee, nor the Independent Fiduciary shall reveal or release any instructions received from Account Owners concerning the Company Stock to Apache, an Affiliated Entity, or the officers, directors, employees, agents, or representatives of Apache and Affiliated Entities, except to the extent necessary to comply with Federal or state law not preempted by ERISA. If disclosure is required by Federal or state law, the information shall be disclosed to the extent possible in the aggregate rather than on an individual basis.

(c)	The Committee Fiduciary shall be responsible for reviewing the confidentiality procedures from time to time to determine their adequacy. The Committee Fiduciary shall ensure that the confidentiality procedures are followed. The Committee Fiduciary shall also ensure that the Independent Fiduciary provided for in section 14.15 is appointed.

(d)	Apache, with the Trustee’s cooperation, shall take such action as is necessary to maintain the confidentiality of Account records including, without limitation, establishment of security systems and procedures which restrict access to Account records and retention of an independent agent to maintain such records. If an independent recordkeeping agent is retained, such agent must agree, as a condition of its retention by Apache, not to disclose the composition of any Accounts to Apache, an Affiliated Entity or an officer, director, employee, or representative of Apache or an Affiliated Entity.

(e)	Apache acknowledges and agrees to honor the confidentiality of the Account Owners’ instructions to the Committee Fiduciary, the Trustee, and the Independent Fiduciary. If Apache, by its own act or omission, breaches the confidentiality of Account Owner instructions, Apache agrees to indemnify and hold harmless the Committee Fiduciary, the Trustee, or the Independent Fiduciary, as the case may be, against and from all liabilities, claims and demands, damages, costs, and expenses, including reasonable attorneys’ fees, that the Committee Fiduciary, the Trustee, or the Independent Fiduciary may incur as a result thereof.

14.14	Investment of Proceeds.

If Company Stock or the rights are sold pursuant to the tender offer or the provisions of the rights, the proceeds of such sale shall be invested in accordance with the provisions of the Plan and the Trust Agreement.

14.15	Independent Fiduciary.

Apache shall appoint a fiduciary (the “Independent Fiduciary”) to act solely with respect to the Company Stock in situations which the Committee Fiduciary determines involve a potential for undue influence by Apache in connection with the Company Stock and the exercise of any rights appurtenant to the Company Stock. If the Committee Fiduciary so determines, it shall give written notice to the Independent Fiduciary, which shall have sole responsibility for assuring that Account Owners receive the information necessary to make informed decisions concerning the Company Stock, are free from undue influence or coercion, and that their instructions are followed to the extent proper under ERISA. The Independent Fiduciary shall act until it receives written notice to the contrary from the Committee Fiduciary.

14.16	Method of Communications.

Several provisions in this Article specify that various communications to or from an Account Owner must be in writing. The Committee, the Committee Fiduciary, the Independent Fiduciary, the Company, and the Trustee, as appropriate, shall each have full authority to treat other forms of communication, such as electronic mail or telephone voice-response, as satisfying any “written” requirement specified in this Article, but only to the extent permitted by the IRS, the Department of Labor, and the Securities Exchange Commission, as appropriate.

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ARTICLE XV

Uniformed Services Employment and Reemployment Rights Act of 1994

15.1	General.

(a)	Scope. The Uniformed Services Employment and Reemployment Rights Act of 1994 (the “USERRA”), which is codified at 38 USCA §§4301-4318, confers certain rights on individuals who leave civilian employment to perform certain services in the Armed Forces, the National Guard, the commissioned corps of the Public Health Service, or in any other category designated by the President of the United States in time of war or emergency (collectively, the “Uniformed Services”). An Employee who joins the Uniformed Services shall be referred to as a “Serviceman” in this Article. This Article shall be interpreted to provide such individuals with all the benefits required by the USERRA but no greater benefits than those required by the USERRA. This Article shall supersede any contrary provisions in the remainder of the Plan.

(b)	Rights of Servicemen. When a Serviceman leaves the Uniformed Services, he may have reemployment rights with the Company or Affiliated Entities, depending on many factors, including the length of his stay in the Uniformed Services and the type of discharge he received. When this Article speaks of the date a Serviceman’s potential USERRA reemployment rights expire, it means the date on which the Serviceman fails to qualify for reemployment rights (if, for example, he is dishonorably discharged, or, in general, remains in the Uniformed Services for more than 5 years) or, if the Serviceman obtains reemployment rights, the date his reemployment rights lapse because the Serviceman failed to timely exercise those rights.

15.2	While a Serviceman.

In general, a Serviceman shall be treated as an Employee while he continues to receive wages or Differential Pay from the Company or an Affiliated Entity, and once the Serviceman’s wages and Differential Pay from the Company or Affiliated Entity cease, the Serviceman shall be treated as if he were on an approved, unpaid leave of absence. For purposes of this Article, “Differential Pay” means the pay received by a Serviceman from Apache and Affiliated Entities, pursuant to their military leave policies, that is generally equal to the difference between his pay from the Armed Forces and his regular pay from Apache and Affiliated Entities before his military leave began. Differential Pay must also come within the meaning of “differential wage payment” in Code §3401(h)(2). The definition of “Compensation” in Article I shall include Differential Pay for all purposes.

(a)	Participant Contributions. For purposes of making Participant Contributions under section 3.2, if the Serviceman was a Covered Employee when he became a Serviceman, he shall continue to be treated as a Covered Employee while he continues to receive wages or Differential Pay from the Company. As a consequence, (i) if he was a Covered Employee who had satisfied the requirements of Article II when he became a Serviceman, he may continue to make Participant Contributions from his wages and Differential Pay from the Company, and (ii) if he had not satisfied the requirements of section 2.1 when he became a Serviceman, his service in the Uniformed Services shall be treated as service with the Company in determining when he will be able to begin making Participant Contributions under section 2.1, and if his wages or Differential Pay from the Company continue beyond that eligibility date, the Serviceman may begin to make Participant Contributions on such date. A Serviceman may change his rate of contributions in the same manner as an Employee. A Serviceman’s Participant Contributions shall cease when his wages and Differential Pay from the Company cease.

(b)

Company Contributions. Wages and Differential Pay paid by the Company to a Serviceman shall be included in his Compensation as if the Serviceman were an Employee. A Serviceman’s Participant Contributions shall be matched according to the formula in paragraph 3.1(b)(i). If the Employee was a Covered Employee when he became a Serviceman and his wages or Differential Pay continue through the last business day of a Plan Year, then (i) the Serviceman shall be treated as an “eligible Participant” under subsection 3.1(a) for that Plan Year (and shall therefore receive an allocation of any Company Discretionary Contribution); (ii) the Serviceman shall be treated as an “eligible Participant” under

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paragraph 3.1(b)(ii) for that Plan Year (and shall therefore receive an allocation of any additional match provided under such paragraph); (iii) if he was a Non-Highly Compensated Employee when he became a Serviceman, he shall be eligible to receive an allocation of any QNECs and QMACs provided under subsections 3.7(c) and 3.8(c); and (iv) he shall be treated as an Employee under subsection 12.4(a) (and, if he is a Non-Key Employee, he shall therefore receive any minimum required allocation if the Plan is top-heavy).

(c)	Investments. If the Serviceman has an account balance in the Plan, he is an Account Owner and may therefore direct the investment of his Accounts pursuant to section 9.3 and Article XIV.

(d)	Loans. For purposes of borrowing from the Plan under Article VII, a Serviceman shall be treated as an Employee until the day on which his potential USERRA reemployment rights expire. If a Serviceman with an outstanding loan continues to receive wages or Differential Pay from the Company or an Affiliated Entity after joining the Uniformed Services, his loan payments shall continue to be deducted from those wages and Differential Pay. Once the Serviceman’s wages and Differential Pay cease, his loan payments shall be suspended until the earlier of (i) his reemployment with the Company or an Affiliated Entity or (ii) the day on which his potential USERRA reemployment rights expire. The Serviceman may repay all or part of his loan at any time during the suspension. During the payment suspension, interest shall accrue on the unpaid balance of the loan. See subsections 15.3(b) and 15.4(c) for the resumption of loan payments for a reemployed Serviceman, and subsection 15.3(a) for the timing of the loan’s default if the Serviceman is not reemployed.

(e)	Distributions and Withdrawals. For purposes of Article VI (relating to distributions and in-service withdrawals), the Serviceman shall be treated as an Employee until the day on which his potential USERRA reemployment rights expire, with one exception. The Serviceman shall be treated as having had a severance from employment on the date he became a Serviceman with respect to any benefits accrued from his Differential Pay; however, if the Serviceman takes such a distribution, his Participant Contributions [and any deemed Participant Contributions under subsection (h)] shall cease for six months from the date of the distribution. See section 15.3 once his potential USERRA rights expire.

(f)	QDROs. QDROs shall be processed while the Participant is a Serviceman. The Committee has the discretion to establish special procedures under subsection 13.9(e) for Servicemen, by, for example, extending the usual deadlines to accommodate any practical difficulties encountered by the Serviceman that are attributable to his service in the Uniformed Services.

(g)	Rollovers. If the Serviceman was a Covered Employee when he became a Serviceman, the Serviceman may make Rollover Contributions pursuant to subsection 3.2(d) until the day on which his potential USERRA reemployment rights expire.

(h)	Death or Disability. If a Serviceman dies or becomes disabled while he is a Serviceman, his Account shall be fully vested. In addition, the Serviceman will be treated as if he had returned to active employment and then died or became disabled, with the result that he will receive the make-up contributions under subsections 15.4(e), 15.4(f), and 15.4(g), and to the extent those are based on his Participant Contributions, he shall be also treated as if he had continued making Participant Contributions from his Deemed Compensation at the average rate he actually made Participant Contributions during the 12 months (or, if less his actual length of service with Apache and Affiliated Entities) immediately before he became a Serviceman.

15.3	Expiration of USERRA Reemployment Rights.

(a)

Consequences. If a Serviceman is not reemployed before his potential USERRA reemployment rights expire, the Committee shall determine his Termination From Service Date by treating his service in the Uniformed Services as an approved leave of absence but treating the expiration of his potential USERRA reemployment rights as the failure to timely return from his leave of absence, with the consequence that his Termination From Service Date will generally be the date his potential USERRA rights expired. Once his Termination From Service Date has been determined, the Committee shall determine his vested percentage. For purposes of Article VI (relating to distributions), the day the Serviceman’s potential USERRA reemployment rights expired shall be treated as the day of his Termination from Service. For purposes of subsection 5.4(b) (relating to the timing of forfeitures), the Serviceman’s last day of employment shall be the day his potential USERRA reemployment rights

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expired. If the Serviceman has an outstanding loan from this Plan when his potential USERRA reemployment rights expire, his loan shall go into default on the last day of the calendar quarter after the calendar quarter in which his potential USERRA reemployment rights expired, unless, before the loan goes into default, he repays the loan or is rehired pursuant to subsection (b).

(b)	Rehire after Expiration of Reemployment Rights. If the Company or an Affiliated Company hires a former Serviceman after his potential USERRA reemployment rights have expired, he shall be treated like any other former employee who is rehired. If he had an outstanding loan and is reemployed before the loan goes into default pursuant to subsection (a), his loan payments shall be recalculated and the Company or Affiliated Entity shall immediately resume withholding the revised loan payments from his pay. The term of the loan when payments resume shall be equal to the remaining term of the loan when payments were suspended.

15.4	Return From Uniformed Service.

This section applies solely to a Serviceman who returns to employment with the Company or an Affiliated Entity because he exercised his reemployment rights under the USERRA.

(a)	Credit for Service. A Serviceman’s length of time in the Uniformed Services shall be treated as service with the Company for purposes of vesting and determining his eligibility to participate in the Plan upon reemployment.

(b)	Participation. If the Serviceman satisfies the eligibility requirements of section 2.1 before his reemployment, and he is a Covered Employee upon his reemployment, he may participate in the Plan immediately upon his return.

(c)	Loans. If the Serviceman’s loan payments were suspended under subsection 15.2(d) during his time in the Uniformed Services, his loan payments shall be recalculated and the Company or Affiliated Entity shall immediately resume withholding the revised loan payments from his pay. The term of the loan when payments resume shall be equal to the remaining term of the loan when payments were suspended.

(d)	Make-Up Participant Contributions. In addition to his regular Participant Contributions, a returning Serviceman shall be permitted to make additional contributions up to the amount of Participant Contributions he could have made if, instead of becoming a Serviceman, he had remained employed by the Company or Affiliated Entity and been paid his Deemed Compensation during that time. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the maximum additional contribution the returning Serviceman may make. Such additional contributions may only be made within a period that begins on his reemployment date and whose duration is the lesser of five years or three times his length of time in the Uniformed Services. The additional contributions shall be withheld from his Compensation pursuant to the Serviceman’s election. The Committee shall establish administrative procedures for such elections. The additional contributions shall be allocated to Participant Contributions Accounts or Roth Contributions Accounts, as applicable.

(e)	Make-Up Match. For each additional contribution that the Serviceman contributes pursuant to subsection (d), the Company shall promptly contribute to his Accounts an additional matching contribution. The additional matching contribution shall be equal to the Company Matching Contribution (including forfeitures treated as Company Matching Contributions) that he would have received if (i) his additional contributions were Participant Contributions made during his time in the Uniformed Services, and (ii) he was paid his Deemed Compensation during his time in the Uniformed Services. The Serviceman’s additional contributions shall be spread over the pay periods in which they could have occurred in such a way as to maximize the additional matching contribution. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the additional matching contribution. The additional matching contribution shall be allocated to the Participant’s Company Contributions Account unless the additional matching contribution would have been designated a QMAC, in which case it shall be allocated to his Participant Contributions Account.

(f)	Make-Up Company Discretionary Contribution. The Company shall contribute an additional contribution to a Serviceman’s Accounts equal to the Company Discretionary Contribution (including

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any forfeitures treated as Company Discretionary Contributions) that would have been allocated to such Accounts if the Serviceman had remained employed during his time in the Uniformed Services, and had earned his Deemed Compensation during that time. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the additional discretionary contribution. The additional discretionary contribution shall be allocated to the Participant’s Company Contributions Account unless the additional discretionary contribution would have been designated a QNEC, in which case it shall be allocated to his Participant Contributions Account.

(g)	Make-Up Miscellaneous Contributions. The Company shall contribute to the Serviceman’s Accounts any QNECs and QMACs that the Serviceman would have received pursuant to subsection 3.7(c) or 3.8(c), and any top-heavy minimum contribution he would have received pursuant to section 12.4, (including any forfeitures treated as QNECs, QMACs, or top-heavy minimum contributions) if he had remained employed during his time in the Uniformed Services, and had earned Deemed Compensation during that time. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the QNECs, QMACs, and top-heavy minimum contribution. These additional top-heavy minimum contributions shall be allocated to Company Contributions Accounts. The additional QNECs and QMACs shall be allocated to Participant Contributions Accounts.

(h)	Application of Limitations.

(i)	The make-up contributions under subsections (d), (e), (f), and (g) (the “Make-Up Contributions”) shall be ignored for purposes of determining the Company’s maximum contribution under subsection 3.1(d), the limits on Participant Contributions under paragraphs 3.2(a)(ii) and 3.2(b)(ii), the limits on Annual Additions under section 3.4, the ADP test of section 3.5, the ACP test of section 3.6, the non-discrimination requirements of Code §401(a)(4), and (if the Serviceman is a Key Employee) calculating the minimum required top-heavy contribution under section 12.4.

(ii)	In order to determine the maximum Make-Up Contributions, the following limitations shall apply.

(A)	The Serviceman’s “Aggregate Compensation” for each year shall be calculated. His Aggregate Compensation shall be equal to his actual Compensation, plus his Deemed Compensation that would have been paid during that year. Each type of Aggregate Compensation (for benefit purposes, deferral purposes, etc.) shall be determined separately.

(B)	The Serviceman’s Aggregate Compensation each Plan Year shall be limited to the dollar limit in effect for that Plan Year under Code §401(a)(17), for the purposes and in the manner specified in subsection 1.14(f).

(C)	The limits of subsection 3.1(d) (relating to the maximum contribution by the Company to the Plan) for each Plan Year shall be calculated by using the Serviceman’s Aggregate Compensation for that Plan Year, and by treating the Make-Up Contributions that are attributable to that Plan Year’s Deemed Compensation as having been made during that Plan Year.

(D)	The limits of paragraph 3.2(a)(ii) (relating to the maximum 401(k) Contributions) and paragraph 3.2(b)(ii) (relating to the maximum Catch-Up Contributions) for each calendar year shall be calculated by treating as 401(k) and Catch-Up Contributions his additional contributions pursuant to subsection (d) that are attributable to that calendar year’s Deemed Compensation.

(E)	The limits of section 3.4 (relating to the maximum Annual Additions to a Participant’s Accounts) shall be calculated for each Limitation Year by using the Serviceman’s Aggregate Compensation for that Limitation Year, and by treating as Annual Additions all the Make-Up Contributions that are attributable to that Limitation Year’s Deemed Compensation.

(F)	The Serviceman’s maximum Make-Up Contributions shall not be limited by the results of the Plan’s ADP test or ACP test for any Plan Year in which the Serviceman has Deemed Compensation, even if the Serviceman is treated as a Highly Compensated Employee (using his Aggregate Compensation) for that Plan Year.

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(i)	Deemed Compensation. A Serviceman’s Deemed Compensation is the Compensation that he would have received (including raises) had he remained employed by the Company or Affiliated Entity during his time in the Uniformed Services, unless it is not reasonably certain what his Compensation would have been, in which case his Deemed Compensation shall be based on his average rate of compensation during the 12 months (or, if shorter, his period of employment with the Company and Affiliated Entities) immediately before he entered the Uniformed Services. A Serviceman’s Deemed Compensation shall be reduced by any Compensation actually paid to him during his time in the Uniformed Services (such as vacation pay, wages, and Differential Pay). Deemed Compensation shall cease when the Serviceman’s potential USERRA reemployment rights expire. Each type of Deemed Compensation (for benefit purposes, deferral purposes, etc.) shall be determined separately.

APACHE CORPORATION

Date: May 14, 2013	By:	/s/ Margery M. Harris
	Title:	Executive VP, Human Resources

Page 51 of 51	Prepared May 13, 2013

APPENDIX A

Participating Companies

The following Affiliated Entities were actively participating in the Plan as of the following dates:

Business	Participation Began As Of	Participation Ended As Of

Apache International, Inc.	September 22, 1987	N/A

Apache Energy Resources Corporation (known as Hadson Energy Resources Corporation before January 1, 1995)	January 1, 1994	December 31, 1995

Apache Canada Ltd.	May 17, 1995	N/A

Apache Deepwater LLC	November 10, 2010	N/A

— END OF APPENDIX A —

A-1	Prepared May 13, 2013

APPENDIX B

Hadson Energy Resources Corporation

Introduction

Apache acquired Hadson Energy Resources Corporation (“HERC”) as of November 12, 1993. HERC and its wholly owned subsidiary, Hadson Energy Limited (“HEL”), maintained the Hadson Energy Resources Corporation Employee 401(k) Plan (the “HERC Plan”), a profit sharing plan containing a cash or deferred arrangement. The HERC Plan was terminated as of December 31, 1993, and amounts were transferred from the HERC Plan to this Plan.

The transferred amounts that are subject to the distribution restrictions of Code §401(k) shall be placed in the Participant Contributions Accounts. Any remaining transferred amounts that represent after-tax contributions, rollovers, or the associated investment earnings shall be placed in the Rollover Account. All remaining transferred amounts shall be placed in the Company Contributions Account.

— END OF APPENDIX B —

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APPENDIX C

Corporate Transactions

Over the years, Apache and its Affiliated Entities have engaged in numerous corporate transactions, both acquisitions and sales. This Appendix contains any special provisions that apply to employees affected by the corporate transaction, including both those who become Employees and those who cease to be Employees.

Sales

For an Employee who transferred to Natural Gas Clearinghouse (“NGC”) pursuant to the terms of the Employee Benefits Agreement effective April 1, 1990 between Apache and NGC, a Period of Service shall be calculated by treating as employment with Apache any period(s) of employment after April 1, 1990 with NGC or any business that is then treated as a single employer with NGC pursuant to Code §414(b), §414(c), §414(m), or §414(o).

Employees terminated in connection with the summer 1995 sale of certain properties to Citation 1994 Investment Limited Partnership are fully vested in their Plan Accounts as of September 1, 1995.

An Employee who transferred to Producers Energy Marketing LLC (“ProEnergy”) in the first half of 1996 is fully vested in his Plan Accounts as of the date of transfer. If such an individual becomes an Employee again, all new contributions to his Plan Accounts shall vest according to the regular rules.

Acquisitions

A Period of Service for vesting purposes for a New Employee (listed below) shall be determined by treating all periods of employment with the Former Employer Controlled Group as periods of employment with Apache. The “Former Employer Controlled Group” means the Former Employer (listed below), its predecessor company/ies, and any business while such business was treated as a single employer with the Former Employer or predecessor company pursuant to Code §414(b), §414(c), §414(m), or §414(o).

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C-1	Prepared May 13, 2013

The following individuals are “New Employees” and the following companies are “Former Employers”:

Former Employer	New Employees

Amoco Production Company (“Amoco”)	All individuals who became an Employee of the Company pursuant to the provisions of the Stock Purchase Agreement effective June 30, 1991, between Amoco Production Company, Apache, and others.

Hadson Energy Resources Corporation (“HERC”) and Hadson Energy Limited (“HEL”)	All individuals employed by HERC or HEL on November 12, 1993.

Crystal Oil Company (“Crystal”)	All individuals hired from Crystal or related companies within a week of the closing date on an asset purchase that was originally scheduled to close on December 31, 1994.

Texaco Exploration & Production, Inc. (“TEPI”)	All individuals hired from TEPI or related companies in late February and early March 1995 in connection with an acquisition of assets from TEPI at that time.

DEKALB Energy Company (“DEKALB”)	All individuals who became an employee of Apache on or after May 17, 1995 — their Period of Service shall include any periods of employment with DEKALB before May 17, 1995

The Phoenix Resource Companies, Inc. (“Phoenix”)	All individuals hired by Apache in 1996 who were Phoenix employees on May 20, 1996.

Crescendo Resources, L.P. (“Crescendo”)	All individuals hired from April 30, 2000 through June 1, 2000 from Crescendo and related companies in connection with an April 30, 2000 asset acquisition from Crescendo.

Collins & Ware (“C&W”) and Longhorn Disposal, Inc. (“Longhorn”)	All individuals hired from C&W and Longhorn and related companies in connection with a May 23, 2000 asset acquisition from C&W and Longhorn.

Occidental Petroleum Corporation (“Oxy”)	All individuals hired from Oxy and related companies in connection with an August 2000 asset acquisition from an Oxy subsidiary.

Private company (“Private”)	All individuals hired in January 2003 from Private and related companies in connection with an asset acquisition of certain property in Louisiana effective as of December 1, 2002.

Devon Energy Corporation (“Devon”)	All individuals hired on June 10, 2010 from Devon and related companies in connection with Apache’s acquisition of certain property on such date.

C-2	Prepared May 13, 2013

Mariner Energy, Inc. (“Mariner”)	All individuals who became Covered Employees on the date of the merger between Apache and Mariner are New Employees. The amount of a New Employee’s pre-Apache service with Mariner shall be equal to his service credited under the Mariner Energy, Inc. Employee Capital Accumulation Plan (or the service that would have been credited under such plan if the New Employee had been a participant in it). A New Employee shall be eligible to make Participant Contributions from Compensation paid after the date of the merger. See Appendix E for additional provisions related to the merger of the Mariner Energy Inc. Employee Capital Accumulation Plan into this Plan.

BP, p.l.c. (“BP”)	The New Employees are those who were hired by Apache in connection with property acquisitions from BP during 2010.

Phoenix Exploration Company LP (“Phoenix”)	Individuals hired by Apache on September 1, 2011 from Phoenix. A New Employee shall be eligible to make Participant Contributions from Compensation paid after September 1, 2011.

—END OF APPENDIX C—

C-3	Prepared May 13, 2013

APPENDIX D

DEKALB Energy Company / Apache Canada Ltd.

Introduction

Through a merger effective as of May 17, 1995, Apache then held 100% of the stock of DEKALB Energy Company (which has been renamed Apache Canada Ltd.). Apache Canada Ltd. has adopted this Plan, and Apache has approved its adoption, as of May 17, 1995, for the eligible employees of Apache Canada Ltd.

Capitalized terms in this Appendix have the same meanings as those given to them in the Plan. The regular terms of the Plan shall apply to the employees of Apache Canada Ltd., except as provided below.

Eligibility to Participate

Notwithstanding the definition of “Covered Employee,” an employee of Apache Canada Ltd. shall be a Covered Employee only if (1) he is either a U.S. citizen or a U.S. resident, and (2) he was employed by Apache or another Company immediately before becoming an employee of Apache Canada Ltd.

Compensation

If the payroll of the Apache Canada Ltd. employee is handled in the United States, then the definitions of Compensation in section 1.14 apply. To the extent that the payroll of the Apache Canada Ltd. employee is handled outside of the United States, section 1.14 shall apply except that paragraph 1.14(a)(i) shall be replaced by:

(i)	For purposes of determining the limitation on Annual Additions under section 3.4, Compensation means the items specified in the safe-harbor definition in Treasury Regulation §1.415(c)-2(d)(2).

— END OF APPENDIX D –

D-1	Prepared May 13, 2013

APPENDIX E

Mariner Energy, Inc.

Introduction

Through a merger effective as of November 10, 2010 (the “Closing Date”), Apache acquired Mariner Energy, Inc., (“Mariner”) which sponsored the Mariner Energy, Inc. Employee Capital Accumulation Plan (“Mariner’s 401(k) Plan”). Mariner’s 401(k) Plan is merged into this Plan as of November 16, 2010. This Appendix describes the special rules that apply to amounts transferred from Mariner’s 401(k) Plan to this Plan, and also describes how the match is calculated for 2010 in this Plan.

Capitalized terms in this Appendix have the same meanings as those given to them in the Plan. The regular terms of the Plan shall apply, except as provided below.

Match

The Company Matching Contribution for 2010 shall be determined pursuant to section 3.2 of the Plan, based on the Participant Contributions and Compensation paid to a Covered Employee after the date of the merger, except as provided in the next sentence. If a Covered Employee’s Participant Contributions to this Plan and his contributions to Mariner’s 401(k) Plan that are subject to the limits of Code §402(g) are $16,500 or (because of catch-up contributions) more during 2010, his Company Matching Contribution for 2010 will be the greater of (a) the aggregate matching contributions he would have received in both this Plan and Mariner’s 401(k) Plan had equal salary deferrals of $16,500 in the aggregate been withheld from each regular paycheck during 2010, minus the match allocated to him for 2010 in Mariner’s 401(k) Plan, or (b) the amount described in the preceding sentence.

The Company Matching Contribution shall vest pursuant to the usual rules in Article V. See Appendix C for additional (pre-Apache) service that is taken into account for vesting purposes.

Incoming Assets

A participant in Mariner’s 401(k) Plan may have as many as seven different types of accounts in that plan. The following distribution rules apply to those incoming accounts (the “Old Mariner Accounts”).

1.	Accounts.

(a)	Employee Deferrals. Any Old Mariner Account that is subject to Code §401(k) shall be transferred to the Participant Contributions Account. No special distribution rules apply to such amounts.

(b)	Regular Match. Matching contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate subaccount of the Company Contributions Account in this Plan. These amounts vest 33% when his Period of Service is one year, 66% when his Period of Service is two years, and 100% when his Period of Service is three years or more. These amounts are subject to the distribution rules that apply to Company Contributions Accounts, except as noted below in section 2 below.

(c)	Discretionary Company Contribution. Discretionary employer contributions to Mariner’s 401(k) Plan and the earnings thereon that were subject to a 6-year vesting schedule shall be transferred to a separate subaccount of the Company Contribution Account in this Plan that is subject to the regular 5-year vesting schedule described in Article V. The additional vesting shall apply to this subaccount on the date of the merger of the plans, even to those subaccounts of individuals who are no longer employees. This subaccount is subject to the distribution rules that apply to Company Contributions Accounts, except as noted in section 2 below.

E-1	Prepared May 13, 2013

(d)	Pre-Tax Rollover Account. Pre-tax rollovers contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to the Rollover Account. No special distribution rules apply to such amounts.

(e)	After-Tax Rollover Account. After-tax rollovers contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate, fully vested, subaccount of the Rollover Account in this Plan. No special distribution rules apply to this subaccount.

(f)	After-Tax Account. A participant’s after-tax contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate, fully vested, subaccount of the Participant Contributions Account in this Plan. The same distribution rules that apply to the Rollover Account will apply to this subaccount.

(g)	FERI Accounts. Both matching and discretionary employer contributions to a plan sponsored by Forest Oil and transferred to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to separate, fully vested, subaccounts of the Company Contributions Account in this Plan. These subaccounts are subject to the distribution rules that apply to Company Contributions Accounts, except as noted in section 2 below.

2.	Special Distribution Rules.

(a)	Installments. Except as provided in the next sentence, in subsection 6.4(b) of the Plan (relating to in-service withdrawals, minimum required withdrawals, and installments to beneficiaries), and in subsection 13.9(f) of the Plan (relating to QDROs), all distributions shall be in the form of a lump sum of the Account Owner’s entire vested account balance in the Plan. Any Account Owner who elected installment payments from the Old Mariner Accounts before the merger of Mariner’s 401(k) Plan and this Plan shall be paid the installments in the amount and on the schedule he had elected.

(b)	Hardship Withdrawals. A Participant may take an in-service hardship withdrawal that meets the requirements of paragraphs 6.5(c)(i) and 6.5(c)(ii) of the Plan from the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix, to the extent such subaccounts are vested.

(c)	Two-Year Rule. Once the funds have actually been in either the Plan or Mariner’s 401(k) Plan for 24 months, a Participant may take an in-service withdrawal from the vested portion of the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix.

(d)	Five-Year Rule. Once a Participant has been a Participant in this Plan and Mariner’s 401(k) Plan for 60 months, the Participant may take an in-service withdrawal from the vested portion of the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix.

E-2	Prepared May 13, 2013

3.	Investments.

The Plan may accept an in-kind transfer of assets from Mariner’s 401(k) Plan, as determined by the Committee.

4.	Loans.

Loans in Mariner’s 401(k) Plan will be transferred to the Plan. The repayment schedule of the loans may be modified to accommodate the Borrower’s new pay schedule. Participants cannot borrow from the Plan again until all prior loans have been repaid.

5.	Enrollment.

Individuals who were employed by Mariner or related companies and become Covered Employees on the Closing Date will be deemed to have elected to make Participant Contributions to this Plan at the same rate that they had been making similar contributions to Mariner’s 401(k) Plan immediately before the plans’ merger. If any such individual was not contributing to Mariner’s 401(k) Plan when the plan merger occurred, he will not be automatically enrolled in the Plan, even if he was hired by Mariner as recently as one day before the plans’ merger.

6.	Vesting.

If (a) the Participant was an employee of Mariner on the Closing Date, (b) his severance from employment occurs on or before June 30, 2011, (c) Apache decided to terminate the Participant or the Participant decided not to accept Apache’s offer of employment, and (d) the Participant’s termination is not for cause, then the Participant’s Old Mariner Accounts shall become fully vested upon his severance from employment.

— END OF APPENDIX E —

E-3	Prepared May 13, 2013